                                                                       EXHIBIT 2


                           PURCHASE AND SALE AGREEMENT

                                      AMONG

                      EL PASO PRODUCTION OIL & GAS COMPANY

                            EL PASO DRILLING COMPANY

                    EL PASO OIL & GAS RESOURCES COMPANY, L.P.

                     EL PASO PRODUCTION OIL & GAS USA, L.P.

                        EL PASO FIELD OPERATIONS COMPANY

                           CIG FIELD SERVICES COMPANY

                                       AND

                                   NORIC, L.P.

                                    AS SELLER

                                       AND

                         WESTPORT RESOURCES CORPORATION

                                    AS BUYER

                                PROPERTY PACKAGE

                               UTAH GAS PROPERTIES

                                TABLE OF CONTENTS

                                                                                                                 PAGE
1.       SALE AND PURCHASE OF THE ASSETS..........................................................................1
         1.1      Acquired Assets.................................................................................1
         1.2      Excluded Assets.................................................................................3
         1.3      Assumed Liabilities.............................................................................3

2.       PURCHASE PRICE...........................................................................................4
         2.1      Purchase Price..................................................................................4
         2.2      Adjustments to the Base Purchase Price..........................................................4
         2.3      Allocation......................................................................................6
         2.4      Allocation For Tax Purposes.....................................................................6

3.       CLOSING..................................................................................................7
         3.1      Closing.........................................................................................7
         3.2      Delivery by Seller..............................................................................7
         3.3      Delivery by Buyer...............................................................................7
         3.4      Further Cooperation.............................................................................7

4.       ACCOUNTING ADJUSTMENTS...................................................................................8
         4.1      Closing Adjustments.............................................................................8
         4.2      Strapping and Gauging...........................................................................8
         4.3      Post-Closing Adjustments........................................................................8
         4.4      Suspended Funds.................................................................................9
         4.5      Audit Adjustments...............................................................................9
         4.6      Asset Tax Refunds...............................................................................9
         4.7      Cooperation....................................................................................10

5.       DUE DILIGENCE; TITLE MATTERS............................................................................10
         5.1      General Access.................................................................................10
         5.2      Seller's Title.................................................................................10
         5.3      Good and Marketable Title......................................................................11
         5.4      Defect Letters.................................................................................14
         5.5      Effect of Title Defect.........................................................................15

6.       ENVIRONMENTAL ASSESSMENT................................................................................16
         6.1      Physical Condition of the Assets...............................................................16
         6.2      Inspection and Testing.........................................................................17
         6.3      Notice of Adverse Environmental Conditions.....................................................18
         6.4      Rights and Remedies for Adverse Environmental Conditions.......................................18
         6.5      Remediation....................................................................................20

7.       REPRESENTATIONS AND WARRANTIES OF SELLER................................................................22
         7.1      Seller's Representations and Warranties........................................................22

         7.2      Scope of Representations of Seller.............................................................25

8.       REPRESENTATIONS AND WARRANTIES OF BUYER.................................................................26
         8.1      Buyer's Representations and Warranties.........................................................26

9.       CERTAIN AGREEMENTS OF SELLER............................................................................27
         9.1      Maintenance of Assets..........................................................................27
         9.2      Consents...................................................................................... 28
         9.3      Preferential Rights............................................................................28
         9.4      Hart-Scott-Rodino..............................................................................29
         9.5      Records and Contracts..........................................................................29
         9.6      Operator Assistance............................................................................29

10.      CERTAIN AGREEMENTS OF BUYER.............................................................................29
         10.1     Plugging Obligation............................................................................29
         10.2     Plugging Bond..................................................................................29
         10.3     Seller's Logos.................................................................................29
         10.4     Hart-Scott-Rodino..............................................................................30
         10.5     Like-Kind Exchanges............................................................................30

11.      CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER............................................................30
         11.1     No Litigation..................................................................................30
         11.2     Representations and Warranties.................................................................30
         11.3     Hart-Scott-Rodino Waiting Period...............................................................30

12.      CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER.......................................................30

         12.1     Litigation.....................................................................................30
         12.2     Representations and Warranties.................................................................31
         12.3     Hart-Scott-Rodino Waiting Period...............................................................31

13.      TERMINATION.............................................................................................31
         13.1     Causes of Termination..........................................................................31
         13.2     Effect of Termination..........................................................................31

14.      INDEMNIFICATION.........................................................................................32
         14.1     Indemnification By Seller......................................................................32
         14.2     Indemnification By Buyer.......................................................................34
         14.3     Physical Inspection............................................................................35
         14.4     Notification...................................................................................35

15.      MISCELLANEOUS...........................................................................................36
         15.1     Casualty Loss..................................................................................36
         15.2     Confidentiality................................................................................36
         15.3     Competition....................................................................................37
         15.4     Notice   ......................................................................................37
         15.5     Press Releases and Public Announcements........................................................38
         15.6     Employees......................................................................................38

         15.7     Compliance With Express Negligence Test........................................................39
         15.8     Governing Law..................................................................................39
         15.9     Exhibits.......................................................................................39
         15.10    Fees, Expenses, Taxes and Recording............................................................40
         15.11    Assignment.....................................................................................40
         15.12    Entire Agreement...............................................................................40
         15.13    Severability...................................................................................41
         15.14    Captions.......................................................................................41
         15.15    Counterpart Execution..........................................................................41
         15.16    Waiver of Certain Damages......................................................................41
         15.17    Amendments and Waivers.........................................................................41


Exhibits:

1.1(A-1)          Leases, Lands and Fee Interests
1.1(A-2)          Wells
1.1(E)            Compressors and Gathering Systems
1.1(G)            Office Buildings
1.1(H)            Drilling Rigs
1.1(I)            G&P Assets
1.1(J)            Geophysical License
1.2               Excluded Assets
2.2(A)(iv)        Imbalances
2.3               Allocation
3.2(A)            Form of Assignment
3.2(B)            Certification of Non-Foreign Status
3.2(D-1)          Mineral Deed
3.2(D-2)          Special Warranty Deed
7.1(D)            AFE's
7.1(F)            Retained Litigation
7.1(I)            Tax Liability
7.1(K)            Material Agreements
7.1(N)            Preferential Purchase Rights
7.1(W)            Payouts
7.1(X)            Consents
15.6(A-1)         Utah Employees
15.6(A-2)         Other Employees

                             INDEX OF DEFINED TERMS

         DEFINED TERM                                         SECTION
         ------------                                         -------
Adverse Environmental Condition                                 6.3
Agreement                                                    Preamble
Allocated Value/Allocated Values                                2.3
Assets                                                          1.1
Assumed Liabilities                                             1.3
Base Purchase Price                                             2.1
Buyer                                                        Preamble
Buyer Group                                                   6.5(D)
Buyer's Response                                            5.4(D)(ii)
Casualty                                                      15.1(A)
Casualty Loss                                                 15.1(B)
Closing                                                         3.1
Closing Adjustment Statement                                    4.1
Closing Date                                                    3.1
Code                                                            2.4
Confidential Information                                      15.2(A)
Consents                                                      7.1(X)
Contracts                                                     1.1(D)
Drilling Rigs                                                 1.1(H)
Effective Time                                              2.2(A)(iii)
Employees                                                     15.6(A)
Environmental Consultant                                      6.4(E)
Environmental Defect Hurdle Rate                                6.3
Environmental Defect Notice                                     6.3
Environmental Defect Value                                      6.3
Environmental Laws                                            6.2(C)
EPDC Assets                                                     1.1

         DEFINED TERM                                         SECTION
         ------------                                         -------
EPPOGC Assets                                                   1.1
Excluded Assets                                                 1.2
Fee Interests                                                 1.1(A)
G&P Assets                                                      1.1
Good and Marketable Title                                       5.3
HSR Act                                                         9.4
Imbalance                                                     2.2(B)
Interest                                                    2.2(A)(vi)
Lands                                                         1.1(A)
Leases                                                        1.1(A)
Loss/Losses                                                   14.1(A)
Material Agreements                                            7.1K
Net Revenue Interest                                         5.3(A)(i)
NORIC Assets                                                    1.1
NORM                                                            6.1
Notice                                                        5.4(A)
Occurrence                                                    6.5(G)
Office Buildings                                               1.1G
Oil and Gas                                                   1.1(B)
Payouts                                                       7.1(W)
Party/Parties                                                Preamble
Permitted Encumbrances                                      5.3(B)(ii)
Post-Closing Adjustment Statement                             4.3(A)
Preferential Rights                                           9.3(A)
PUDs                                                          1.1(A)
Purchase Price                                                  2.2
Records                                                       1.1(J)
Related Assets                                                1.1(E)

         DEFINED TERM                                         SECTION
         ------------                                         -------
Remediate                                                     6.4(D)
Resources, L.P. Assets                                          1.1
Retained Litigation                                           7.1(F)
Seller                                                       Preamble
Seller Group                                                  6.2(B)
Seller's Response                                            5.4(D)(i)
Survival Period                                             14.1(E)(i)
Tax/Taxes                                                     7.1(I)
Threshold Amount                                            14.1(E)(iv)
Title Consultant                                            5.4(D)(iii)
Title Defect                                                  5.4(A)
Title Defect Hurdle Rate                                      5.4(A)
Title Defect Value                                            5.5(B)
USA, L.P. Assets                                                1.1
Wells                                                         1.1(A)
Working Interest                                            5.3(A)(ii)

                           PURCHASE AND SALE AGREEMENT


This Purchase and Sale Agreement (this "Agreement") is entered into this 6th day of November, 2002, by and between EL PASO PRODUCTION OIL & GAS COMPANY, a Delaware corporation ("EPPOGC"), EL PASO FIELD OPERATIONS COMPANY, a Delaware corporation, CIG FIELD SERVICES COMPANY, a Delaware corporation, (both being referred to as "G&P"), EL PASO DRILLING COMPANY, a Delaware corporation ("EPDC"), EL PASO OIL & GAS RESOURCES COMPANY, L.P., a Delaware limited partnership ("Resources, L.P."), EL PASO PRODUCTION OIL & GAS USA, L.P., a Delaware limited partnership ("USA, L.P.") and NORIC, L.P., a Delaware limited partnership ("NORIC"), (together referred to as "Seller") and WESTPORT RESOURCES CORPORATION, a Nevada corporation, ("Buyer"). Buyer and Seller are collectively referred to herein as the "Parties" and sometimes individually referred to as a "Party."

                                    RECITALS:

A. Seller desires to sell to Buyer certain oil, gas and mineral properties and other assets on the terms and conditions set forth in this Agreement.

B. Buyer desires to purchase from Seller such assets on the terms and conditions set forth in this Agreement.

                                   WITNESSETH:

         In consideration of the mutual agreements contained in this Agreement, Buyer and Seller agree as follows:

1.       SALE AND PURCHASE OF THE ASSETS.

1.1 Acquired Assets. Subject to the terms and conditions of this Agreement, Seller agrees to sell, convey and deliver to Buyer and Buyer agrees to purchase and acquire from Seller all of Seller's right, title and interest in and to the following (collectively, the "Assets" with the portion thereof attributable to or held by EPPOGC, G&P, EPDC, Resources, L.P., USA, L.P. or NORIC being referred to as the "EPPOGC Assets", "G&P Assets", "EPDC Assets", "Resources, L.P. Assets", "USA, L.P. Assets" or "NORIC Assets" respectively"):

         (A) (i) The oil and gas leases (including working interests, royalty interests, overriding royalty interests, net profits interests and all other leasehold interests whether described or not) described on Exhibit 1.1(A-1) (the "Leases"), and the fee mineral interests described on Exhibit 1.1(A)-1 (the "Fee Interests"), insofar, and only insofar as the Leases and the Fee Interests cover the lands described on Exhibit 1.1(A)-1 (the "Lands"); the Lands described on Exhibit 1.1(A)-1, whether or not Seller's interest in the Lands is correctly or sufficiently described on Exhibit 1.1(A)-1; (ii) all payments out of production, reversionary rights, and contractual rights to production in the Lands; (iii) all wells located on the Lands, including without limitation, those wells described in Exhibit 1.1(A)-2 (the "Wells") and the proven undeveloped well locations described on Exhibit 2.3 (the "PUDs"); (iv) all easements, rights of way, and other rights, privileges, benefits and powers with respect to the use and occupation of the surface of, and the subsurface depths under, the land covered by the Leases;

         (B) All of the oil and gas and associated hydrocarbons (including, but not limited to coalbed methane) ("Oil and Gas") in, on and under or that may be produced from the Lands;

         (C) The rights in and to all existing and effective unitization, pooling and communitization agreements, declarations and orders, and the properties covered and the units created thereby, to the extent they relate to or affect any of the interests described in Sections 1.1(A) and 1.1(B), or the post-Effective Time production of Oil and Gas from the Leases, Fee Interests and Lands;

         (D) To the extent assignable and applicable to the Assets, all licenses, servitudes, gas purchase and sale contracts (including interests and rights, if any, with respect to any prepayments, take-or-pay, buydown and buyout agreements) to the extent that the same pertain or relate to periods after the Effective Time, as hereinafter defined, crude purchase and sale agreements, farmin agreements, farmout agreements, bottom hole agreements, acreage contribution agreements, operating agreements, unit agreements, processing agreements, options, leases of equipment or facilities, joint venture agreements, pooling agreements, transportation agreements, rights-of-way and other contracts, agreements and rights, which are owned by Seller, in whole or in part, and are appurtenant to or used in connection with the ownership or operation of the Leases, Fee Interests and Lands (collectively, the "Contracts");

         (E) All of the real, personal (including, without limitation, vehicles assigned to personnel identified on Exhibit 15.6(A-1) who will be hired by Buyer) and mixed property and facilities located in or on the Leases, Fee Interests and Lands used solely in the operation thereof which are owned by Seller, in whole or in part, including, without limitation, well equipment; casing; tanks; crude oil, natural gas, condensate or products in storage severed after the Effective Time; tubing; compressors; pumps; motors; fixtures; machinery and other equipment; gathering facilities; pipelines; field processing equipment; inventory and all other improvements used in the operation thereof, including, without limitation, the compressors and gathering systems generally described on
                  Exhibit 1.1(E) (except geophysical and seismic records, data and information owned by Seller) (the "Related Assets");

         (F) To the extent assignable, all governmental permits, licenses and authorizations, as well as any applications for the same, related to the Leases, Fee Interests and Lands or the use thereof;

         (G) The office buildings located in Vernal, Utah and the Natural Buttes Unit and the contents thereof and the storage yards and the inventory thereof, and surface and other real property interests associated with such properties described on Exhibit 1.1(G) ("Office Buildings"), except the Excluded Assets that may be located at the building locations;

         (H)      The drilling rigs identified on Exhibit 1.1(H) ("Drilling
                  Rigs");

         (I) The pipelines, rights-of-way and leases to compressors and miscellaneous equipment which are identified on Exhibit 1.1(I) ("G&P Assets"); and

         (J) All of Seller's files, records and data relating to the items described in subsections (A), (B), (C), (D), (E), (F), (G),
                  (H) and (I) above, including, without limitation, title records (title curative documents); surveys, maps and drawings; contracts; correspondence; geological records and information; production records, electric logs, core data, pressure data, decline curves, graphical production curves and all related matters and construction documents; accounting and tax records useful to Buyer in the continued operation of the Assets (except (i) to the extent the transfer, delivery or copying of such records may be restricted by contract with a third party (ii) all documents and instruments of Seller that may be protected by the attorney-client privilege; and (iii) any of Seller's proprietary geophysical and seismic records; provided, however that to the extent Seller, in its reasonable opinion, has the right to grant a license for any of Seller's proprietary geophysical and seismic records, data and information, Seller agrees to grant Buyer a license in the form of Exhibit 1.1(J)) (collectively the "Records").

1.2 Excluded Assets. Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the purchase and sale contemplated herein those items listed in Exhibit 1.2 "and the pipeline imbalances identified on Exhibit 2.2(A)(iv) as G&P Pipeline Imbalances (the "Excluded Assets"). The Parties agree that Seller shall retain all liabilities and responsibilities relating to the Excluded Assets, and notwithstanding the inclusion of such G&P Pipeline Imbalances on such Exhibit 2.2(A)(iv), no adjustment to the Purchase Price shall be made with respect to such G&P Pipeline Imbalances pursuant to the provisions of Section 2.2(A)(v) and 2.2(B)(iii).

1.3 Assumed Liabilities. On the Closing Date, Buyer shall assume and agree to timely and fully pay, perform and otherwise discharge, without recourse to Seller or its affiliates, all of the liabilities and obligations of Seller and its affiliates, successors, assigns or representatives, direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, which relate, directly or indirectly, to the Assets (other than the Excluded Assets), whether such liabilities and obligations accrue before, on or after the Effective Time (collectively, the "Assumed Liabilities"). Notwithstanding the foregoing, Assumed Liabilities shall not include, and there is excepted, reserved and excluded from such liabilities assumed by Buyer, the liabilities and obligations which Seller retains or for which Seller indemnifies Buyer against pursuant to Section 14.1.

2.       PURCHASE PRICE.

2.1 Purchase Price. The purchase price for the Assets is Five Hundred Two Million Dollars ($502,000,000.00) (the "Base Purchase Price"), subject to the adjustments provided for herein.

2.2 Adjustments to the Base Purchase Price. At Closing, appropriate adjustments to the Base Purchase Price shall be made as follows in accordance with Section 4.1 (as adjusted, the "Purchase Price"):

         (A)      The Base Purchase Price shall be adjusted upward by:

                  (i) an amount equal to the proceeds derived from the sale of Oil and Gas, net of royalties , overriding royalties, production payments and similar burdens paid by Buyer to third parties, actually received by Buyer and directly attributable to the Wells which are, in accordance with generally accepted accounting principles, attributable to Seller pursuant to
                           Section 4.2;

                  (ii) Asset Taxes paid by Seller which arise in periods (or portions thereof) beginning on or after the Effective Time and ending on or before the Closing Date, other than such Taxes which either (i) are taken into account in the computations under Section 2.2(B)(i), or (ii) are assumed and paid by Buyer. For purposes of this Agreement, "Asset Tax" shall mean any Tax in the nature of a severance or ad valorem tax, which is attributable to any Asset, but shall specifically not include any income tax liability or obligation of either party;

                  (iii) an amount equal to the costs, expenses and other expenditures (whether capitalized or expensed) paid by Seller in accordance with this Agreement that are attributable to the Assets for the period from 9:00 a.m. (Central Time) on June 1, 2002 (the "Effective Time") to the Closing Date;

                  (iv) a fixed monthly rate, prorated if necessary because Closing occurs during a month, per active producing Well, as provided in the applicable operating agreement, for operation and maintenance expenses (excluding workover costs, plugging and abandoning costs, and major costs) incurred by Seller while operating the Assets from and after the Effective Time and prior to the Closing Date. If Seller owns a 100% working interest or if no operating agreement applies, the fixed monthly rate per active producing Well shall be Seven Hundred Twenty-five Dollars ($725.00);

                  (v) all amounts owed to Seller by third parties as of the Effective Time under the Contracts with respect to any Imbalances set forth on Exhibit 2.2(A)(iv) existing at the Effective Time measured in accordance with Section 4.2, such amounts to be determined for Imbalances by multiplying the Imbalance volume by $1.50 per MMBtu;

                  (vi) interest on the Base Purchase Price in an amount equal to the lesser of (A) the prime rate of Chase Manhattan Bank plus two percent (2%) or (B) the maximum legal rate (the "Interest"), with such Interest accruing from the scheduled Closing Date set forth in Section 3.1 until the actual Closing Date to the extent that the conditions set forth in Article 11 have been satisfied or waived and Buyer refuses or otherwise fails to proceed to Closing on or before the scheduled Closing Date set forth in Section 3.1 other than as a result of Seller's breach of this Agreement, or with respect to any amount not paid due to Seller's election to postpone Closing (as to all or any portion of the Assets) as provided for in the Agreement or the deferral of Closing under Section
                           5.4 hereof; and

                  (vii) any other amount agreed upon in writing by Seller and Buyer.

         (B)      The Base Purchase Price shall be adjusted downward by:

                  (i) an amount equal to the proceeds derived from the sale of Oil and Gas, net of royalties and severance taxes paid by Seller, actually received by Seller and directly attributable to the Wells which are, in accordance with generally accepted accounting procedures, attributable to Buyer pursuant to Section 4.2;

                  (ii) an amount equal to all expenditures, liabilities and costs (whether capitalized or expensed) relating to the Assets that are unpaid as of the Closing Date and assessed for or attributable to periods of time prior to the Effective Time regardless of how such expenditures, liabilities or costs are calculated, provided that to the extent the actual amounts cannot be determined prior to the agreement of Buyer and Seller with respect to the Closing Adjustment Statement, a reasonable estimate of such expenditures, liabilities and costs shall be used (and to such extent Buyer shall assume the liability and responsibility for payment up to such estimate);

                  (iii) all amounts owed by Seller to third parties as of the Effective Time under the Contracts with respect to any Imbalances existing as of the Effective Time measured in accordance with Section 4.2, such amounts to be determined for Imbalances by multiplying the Imbalance volume by $1.50 per MMBtu;

                  (iv) all amounts related to Title Defects as determined pursuant to Section 5.5, Adverse Environmental Conditions as determined pursuant to Section 6.4, Preferential Rights as determined pursuant to Section
                           9.3 and Casualty Losses as determined pursuant to
                           Section 15.1; and

                  (v) an amount equal to each Seller's proportionate share of Asset Taxes for any tax year which the Effective Time splits, (prorated between Buyer and each Seller as of the Effective Time) based on the number of days in the tax year which fall on each side of the Effective Time; and;

                  (vi) any other amount agreed upon in writing by Seller and Buyer.

                  The term "Imbalance" means any Oil and Gas production or pipeline imbalance existing as of the Effective Time with respect to any of the Assets, together with any related rights or obligations as to future cash and/or gas or product balancing, as a result of production or pipeline delivery imbalances. Seller shall remain responsible for any pipeline imbalance penalties

         (C) Seller shall have the right to collect any receivable, refund or other amounts associated with periods prior to the Effective Time. To the extent that Buyer collects any such receivable, refund or other amounts, then Buyer shall promptly remit any such amounts to Seller.

2.3 Allocation. The Base Purchase Price shall be allocated to the Assets as set forth in Exhibit 2.3. Seller and Buyer covenant and agree that the values allocated to various portions of the Assets, which are set forth on Exhibit 2.3 (singularly with respect to each item, the "Allocated Value" and collectively, the "Allocated Values"), shall be binding on Seller and Buyer and shall be used for the purposes of adjusting the Base Purchase Price pursuant to Sections 5.5 (relating to Title Defects), 6.4 (relating to Adverse Environmental Conditions), 9.3 (relating to Preferential Rights) and 15.1 (relating to Casualty Losses) and is not intended as a measure of value for any other purpose.

2.4 Allocation For Tax Purposes. For the purpose of making the requisite filings under Section 1060 of Internal Revenue Code of 1986, as amended, (the "Code") and the regulations thereunder, Seller and Buyer shall, within one hundred-twenty (120) days following the Closing Date, agree to allocate, in a manner consistent with the allocation set forth on Exhibit 2.3, the Base Purchase Price (as adjusted by Section 2.2) and all obligations assumed by Buyer pursuant to Section 1.3 among the Assets. Seller and Buyer each agree to report the federal, state and local income and other Tax consequences of the transactions contemplated herein, and in particular to report the information required by Section 1060(b) of the Code, and to jointly prepare Form 8594 (Asset Acquisition Statement under Section 1060) in a manner consistent with such allocation and shall not take any position inconsistent therewith upon examination of any Tax return, in any refund claim, in any litigation, investigation or otherwise. Seller and Buyer agree that each shall furnish the other a copy of Form 8594 (Asset Acquisition Statement under Section 1060) proposed to be filed with the Internal Revenue Service by such Party or any affiliate thereof within ten (10) days prior to the filing of such form with the Internal Revenue Service. Seller and Buyer each agree to report the federal, state and local income and other Tax consequences of the transactions contemplated herein, and in particular to report the information required by Section 1060(b) of the Code, and to jointly prepare Form 8594 (Asset Acquisition Statement under Section 1060) in a manner consistent with the terms of this Agreement (including the allocation set forth in Exhibit 2.3, the Post Closing Adjustment Statement and the amounts of the Assumed Liabilities) and shall not take any position inconsistent therewith upon examination of any Tax return, in any refund claim, in any litigation, investigation or otherwise unless required to do so by applicable law after notice to and discussion with the other Party, or with such other Party's prior consent. Seller and Buyer agree that each shall furnish the other a copy of Form

         8594 (Asset Acquisition Statement under Section 1060) proposed to be filed with the Internal Revenue Service by such Party or any affiliate thereof within ten (10) days prior to the filing of such form with the Internal Revenue Service.

3.       CLOSING.

3.1 Closing. Subject to the conditions precedent set forth at Articles 11 and 12 and any termination pursuant to Article 13 or Section 15.1, the sale and purchase of the Assets ("Closing") shall be held on or before December 17, 2002 ("Closing Date"). The Closing will take place at the offices of Seller at Nine Greenway Plaza, Houston, Texas 77046.

3.2 Delivery by Seller. At Closing, as appropriate, each of EPPOGC, G&P, EPDC, Resources, L.P., USA, L.P. and NORIC will separately deliver to Buyer or Buyer's designee:

         (A) An Assignment and Bill of Sale, substantially in the form attached hereto as Exhibit 3.2(A), effecting the sale, transfer, conveyance and assignment of the EPPOGC Assets, the G&P Assets, the Resources, L.P. Assets, the USA, L.P. Assets and the NORIC Assets;

         (B) A Certification of Non-Foreign Status substantially in the form attached hereto as Exhibit 3.2(B);

         (C)      Federal, State and Indian lease forms of assignment;

         (D)      A Mineral Deed, substantially in the form attached hereto as
                  Exhibit 3.2(D-1);

         (E)      Letters in lieu pursuant to Section 9.2;

         (F)      Change of operator forms;

         (G) Special warranty deeds for the Office Buildings in the form of the deeds attached hereto as Exhibit 3.2(D-2);

         (H) A Bill of Sale for the Drilling Rigs effecting the sale, transfer and conveyance of the EPDC Assets; and

         (I)      Customary Opinions of Seller's counsel.

3.3 Delivery by Buyer. At Closing, Buyer shall deliver to Seller or Seller's designee the Purchase Price set forth in the Closing Adjustment Statement by wire transfer in immediately available funds.

3.4 Further Cooperation. At the Closing and thereafter as may be necessary, Seller and Buyer shall execute and deliver such other instruments and documents and take such other actions as may be reasonably necessary to evidence and effectuate the transactions contemplated by this Agreement.

4.       ACCOUNTING ADJUSTMENTS.

4.1 Closing Adjustments. With respect to matters that can be determined as of the Closing, Seller shall prepare, in accordance with the provisions of Article 2 and this Article 4, a statement (the "Closing Adjustment Statement") with relevant supporting information setting forth each adjustment to the Base Purchase Price submitted by Seller. Seller shall submit the Closing Adjustment Statement to Buyer, together with all records or data supporting the calculation of amounts presented on the Closing Adjustment Statement, no later than five (5) business days prior to the scheduled Closing Date. Prior to the Closing, Buyer and Seller shall review the adjustments proposed by Seller in the Closing Adjustment Statement. Agreed upon adjustments shall be taken into account in computing any adjustments to be made to the Base Purchase Price at the Closing. When available, actual figures will be used for the adjustments at Closing. To the extent actual figures are not available, estimates shall be used subject to final adjustments as described in Section 4.3 below.

4.2 Strapping and Gauging. Seller has caused the Oil and Gas in the storage facilities located on, or utilized in connection with, the Leases to be measured, gauged or strapped as of the Effective Time. Seller has caused the production meter charts (or if such do not exist, the sales meter charts) on the pipelines transporting Oil and Gas from the Leases to be read as of such time. The Oil and Gas in such storage facilities above the pipeline connection or through the meters on the pipelines prior to the Effective Time shall belong to Seller, and the Oil and Gas placed in such storage facilities from and after the Effective Time and production upstream of the aforesaid meters shall belong to Buyer and become part of the Assets.

4.3      Post-Closing Adjustments.

         (A) A post-closing adjustment statement (the "Post-Closing Adjustment Statement") based on the actual income and expenses shall be prepared and delivered by Seller to Buyer within one hundred twenty (120) days after the Closing, proposing further adjustments to the calculation of the Purchase Price based on the information then available. Seller or Buyer, as the case may be, shall be given access to and shall be entitled to review and audit the other Party's records pertaining to the computation of amounts claimed in such Post-Closing Adjustment Statement.

         (B) Within sixty (60) days after receipt of the Post-Closing Adjustment Statement, Buyer shall deliver to Seller a written statement describing in reasonable detail its objections (if any) to any amounts or items set forth on or omitted from the Post-Closing Adjustment Statement. If Buyer does not raise objections within such period, then the Post-Closing Adjustment Statement shall become final and binding upon the Parties at the end of such period.

         (C) If Buyer raises objections, the Parties shall negotiate in good faith to resolve any such objections. If the Parties are unable to resolve any disputed item within thirty (30) days after Seller's receipt of Buyer's written objections to the Post-Closing Adjustment Statement, any such disputed item shall be submitted to a nationally recognized independent accounting firm mutually agreeable to the Parties who shall be instructed to resolve such disputed item within thirty (30) days. The resolution of disputes by the accounting firm so selected shall be set forth in writing and shall be conclusive, binding and non-appealable upon the Parties and the Post-Closing Adjustment Statement shall become final and binding upon the Parties on the date of such resolution. The fees and expenses of such accounting firm shall be paid one-half by Buyer and one-half by Seller.

         (D) After the Post-Closing Adjustment Statement has become final and binding on the Parties, Seller or Buyer, as the case may be, shall pay to the other such sums as are due to settle accounts between the Parties due to differences between the estimated Purchase Price paid pursuant to the Closing Adjustment Statement and the actual Purchase Price set forth on the Post-Closing Adjustment Statement.

4.4 Suspended Funds. After the Closing, Seller shall provide to Buyer a listing showing all proceeds from production attributable to the Leases which are currently held in suspense and shall transfer to Buyer all of those suspended proceeds. BUYER SHALL BE RESPONSIBLE FOR PROPER DISTRIBUTION OF ALL THE SUSPENDED PROCEEDS, TO THE EXTENT TURNED OVER TO IT BY SELLER, TO THE PARTIES LAWFULLY ENTITLED TO THEM AND ANY CLAIMS RELATED THERETO, AND BUYER HEREBY AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER FROM AND AGAINST ANY AND ALL LOSSES AS DEFINED BELOW ARISING OUT OF OR RELATING TO THOSE SUSPENDED PROCEEDS UNLESS A CLAIM ALLEGES THAT SELLER UNLAWFULLY SUSPENSED ALL OR ANY PORTION OF SUCH PROCEEDS, IN WHICH CASE SELLER SHALL NOT BE INDEMNIFIED.

4.5 Audit Adjustments. Subject to the Survival Period, Seller retains all rights and obligations relating to adjustments resulting from any operating agreement and other audit claims asserted against third party operators on transactions occurring prior to the Effective Time (which includes Buyer, if applicable). Any credit received by Buyer pertaining to such an audit claim shall be paid to Seller within thirty (30) days after receipt, less Seller's pro rata share of the costs of conducting any such audit.

4.6 Asset Tax Refunds. Refunds of Asset Taxes paid (or to the extent payable but not paid due to offset against other Taxes) with respect to or attributable to the Assets shall be promptly paid (or retained, as appropriate)by the Party receiving the benefit of the payment or offset as follows): (i) to Seller if attributable to Asset Taxes with respect to any Tax year or portion thereof ending on or before the Effective Time; and (ii) to Buyer if attributable to Asset Taxes with respect to any Tax year or portion thereof beginning from and after the Effective Time.

4.7 Cooperation. Each Party covenants and agrees to promptly inform the other with respect to amounts owing under Sections 4.3, 4.5, 4.6 and this Section 4.7. Further, upon and after Closing and subject to and except as provided otherwise under the terms of this Agreement and except to the extent for which adjustments or an accounting under this Agreement has been made, (a) all monies, refunds, proceeds, receipts, credits, receivables, accounts and income attributable to the Assets conveyed hereunder (1) for all periods of time from and after the Effective Time shall be the property and entitlement of Buyer, and, to the extent received by Seller, Seller shall fully disclose and account therefore to Buyer promptly, and (2) for the period of time prior to the Effective Time shall be the sole property and entitlement of Seller and to the extent received by Buyer, Buyer shall fully disclose and account therefore to Seller promptly and, similarly, (b) all operating expenses and capital expenditures incurred in the ownership and operation of the Assets (1) prior to the Effective Time shall be the sole responsibility of Seller and Seller shall promptly pay, or if paid by Buyer, promptly reimburse Buyer for same and (2) from and after the Effective Time shall be the sole obligation of Buyer and Buyer shall promptly pay, or if paid by Seller, promptly reimburse Seller for same. Notwithstanding the foregoing, this Section 4.7 shall not apply to Asset Taxes, which are covered by Section 4.6 above.

5.       DUE DILIGENCE; TITLE MATTERS.

5.1      General Access.  Prior to Closing, Seller shall:

         (A) Give Buyer and its representatives, employees, consultants, independent contractors, attorneys and other advisors reasonable access to the Leases, Contracts and Records in Seller's possession or control and other Assets during regular office hours;

         (B) Use reasonable efforts to obtain and submit to Buyer or its representatives as promptly as practicable, copies of such documents as Buyer may reasonably request; and

         (C) Furnish to Buyer all other information with respect to the Assets as Buyer may from time to time reasonably request, unless Seller is prohibited therefrom by any agreement, contract, obligation or duty by which it is bound or by the necessity of any third party approval; provided that, if requested by Buyer, Seller shall use reasonable efforts to obtain the waiver of any such prohibition or the granting of any such approval.

5.2      Seller's Title.

         (A) The documents to be executed and delivered by Seller to Buyer transferring the Assets to Buyer shall be subject to the Permitted Encumbrances and shall be substantially in the form set forth in Exhibit 3.2(A). Seller shall warrant and defend the Assets unto Buyer against every person lawfully claiming the Assets or any part thereof, by, through or under Seller, but not otherwise. However, subject to representations and warranties made herein and further subject to the conveyancing documents, all of Seller's interests in the Assets are to be sold AS IS AND WHERE IS AND

                  WITHOUT WARRANTY OF MERCHANTABILITY, CONDITION OR FITNESS FOR A PARTICULAR PURPOSE, EITHER EXPRESS OR IMPLIED.

         (B) Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer shall become successor operator of all or any portion of the Assets, since the Assets or portions thereof may be subject to unit, pooling, communization, operating or other agreements which control the appointment of a successor operator.

5.3 Good and Marketable Title. As used herein the term "good and marketable title" shall mean:

         (A) As to each of the Wells on Exhibit 1.1(A-2) and the PUD's identified on Exhibit 2.3 that record title or operating rights of Seller as reflected in the public records which:

                  (i) entitles Seller to receive from each Well and PUD not less than the interests shown in Exhibit 1.1(A)-2 as the "Net Revenue Interest" of all Oil and Gas produced, saved and marketed from each Well and PUD and of all Oil and Gas produced, saved and marketed from any unit of which each Well and PUD is or may be a part and allocated to such Well and PUD, all without reduction, suspension or termination of the Net Revenue Interest in each Well and PUD throughout the duration of the Lease upon which such Well is located, except as stated in such Exhibit; and

                  (ii) obligates Seller to bear a percentage of the costs and expenses relating to the maintenance and development of, and operations relating to, each Well and PUD not greater than the "Working Interest" shown in Exhibits 1.1(A)-2 (without a proportionate increase in the Net Revenue Interest), all without increase of the Working Interest in each Well and PUD throughout the duration of the Lease upon which such Well or PUD is located, except as stated in such Exhibit.

         (B)      That title of Seller to the Assets:

                  (i) at Closing, is free and clear of defects and irregularities of title, liens and encumbrances (except for Permitted Encumbrances as defined in subsection (ii) below) and (a) with respect to real property interests to be transferred to Buyer, real property interests are of record (or deemed to be of record, constructively or otherwise) in the relevant counties or governmental offices; and (b) with respect to any Asset subject to Preferential Rights and consent rights, such rights have been waived and consents obtained from all necessary third parties;

                  (ii) as used herein the term "Permitted Encumbrances" shall mean any one (1) or more of the following described below or created or described in documents described below:

                           (1) The terms and conditions of the Leases which are commercially acceptable to a prudent operator, including without limitation lessors' royalties, overriding royalties, carried interests, reversionary interests and similar burdens, if the net cumulative effect of the burdens does not operate to reduce the interest of Seller with respect to all Oil and Gas produced from any Well or PUD locations, below the Net Revenue Interest for such Well or PUD set forth in
                                    Exhibit 1.1(A)-2 and Exhibit 2.3,
                                    respectively, nor increase the Working
                                    Interest above that which is set forth on
                                    Exhibit 1.1(A)-2 and Exhibit 2.3;

                           (2) The division orders and sales contracts with unrelated third parties or with affiliates, if the affiliate contracts are on terms generally acceptable to a reasonable and prudent seller of production, to the extent that any of the same are terminable without penalty upon no more than thirty (30) days' notice to the purchaser;

                           (3) Preferential Rights and required third party consents to assignment and similar agreements with respect to which waivers or consents are obtained from the appropriate parties, or the appropriate time period for asserting any such right has expired without an exercise of the right;

                           (4) Materialman's, mechanic's, repairman's, employee's, contractor's, operator's and other similar liens or charges arising in the ordinary course of business for obligations that are not delinquent or that will be paid and discharged in the ordinary course of business, or if delinquent, that are being contested in good faith by appropriate action of which Buyer is notified in writing before Closing and for which Seller remains responsible;

                           (5) All rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if they are routinely obtained subsequent to the sale or conveyance and there is no reasonable basis to believe that the same will not be obtained in the ordinary course of business;

                           (6) Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations that do not materially interfere with the oil and gas operations to be conducted on any Well or Lease or adversely affect the value thereof;

                           (7) All operating agreements, unit agreements, unit operating agreements, pooling agreements and pooling designations affecting the Assets in form and substance customary in the oil and gas industry that are either (i) of record in Seller's chain of title or (ii) reflected or referenced in Seller's files to the extent that such agreements do not operate to increase the working interest of Seller or reduce the net revenue interest of Seller in the Wells or PUDs;

                           (8) Conventional rights of reassignment prior to release or surrender requiring notice to the holders of the rights;

                           (9) All rights reserved to or vested in any governmental, statutory or public authority to control or regulate any of the Assets in any manner, and all applicable laws, rules and orders of governmental authority;

                           (10) All other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Assets that are not such as to materially interfere with the operation, value or use of an affected Asset, do not prevent Buyer from receiving the proceeds of production from any of the Wells, do not reduce the interest of Seller with respect to all Oil and Gas produced from any Well below the Net Revenue Interest set forth in
                                    Exhibit 1.1(A)-2 for such Well, and/or do not increase the portion of the costs and expenses relating to any Well that Seller is obligated to pay above the Working Interest set forth in Exhibit 1.1(A)-2 for such Well (without a proportionate increase in Net Revenue Interest) nor adversely affect the value or marketability of the Assets affected thereby;

                           (11) Any Title Defects Buyer may have expressly waived in writing, any Title Defects for which an adjustment to the Base Purchase Price is made pursuant to Section 5.5, or any Title Defects for which the applicable Asset is not transferred pursuant to this Agreement due to the election of Seller not to cure a Title Defect and not transfer such Asset pursuant to Section 5.5 or which are otherwise deemed to have become Permitted Encumbrances under this Agreement;

                           (12)     Any other matters set forth in Exhibit
                                    3.2(A);

                           (13) Any Adverse Environmental Conditions waived by Buyer pursuant to Section 6.3; and

                           (14) Any issue pertaining to the ownership or leasing of the oil, gas and mineral estate within the boundaries of the Uncompahgre Portion of the Uintah and Ouray Reservation based upon claims that the leases granted by the United States, the State of Utah and/or their respective successors or assigns are not valid due to a claim by the Indian tribe to the minerals in and under such lands.

5.4      Defect Letters.

         (A) Buyer may from time to time and no later than January 31, 2003, notify Seller in writing (a "Notice") of any liens, charges, contracts, obligations, encumbrances, defects and irregularities of title which would cause title to all or part of the Assets not to be good and marketable as defined in
                  Section 5.3 hereof, or which would cause a breach of a representation or warranty of Seller ("Title Defect"), provided that no Title Defect shall be deemed to exist unless
                  (i) the Title Defect Value thereof exceeds Fifty Thousand Dollars ($50,000.00) ; and, (ii) the aggregate Title Defect Values of all Title Defects satisfying the condition in clause
                  (i) exceed one and one-half percent (1-1/2%) of the Base Purchase Price (the "Title Defect Hurdle Rate"). In order to provide Seller a reasonable opportunity to cure any Title Defects prior to Closing, Buyer shall use reasonable efforts to provide the Notice as soon as reasonably possible after becoming aware of or making its determination of the Title Defect.

         (B) In the Notice, Buyer must describe with reasonable detail each alleged Title Defect it has discovered and the actions to cure each Title Defect, include Buyer's reasonable estimate of the Title Defect Value attributable to each, and include all data and information in Buyer's possession or control bearing thereon.

         (C) Without limiting the special warranty in the conveyance documents, (a) Buyer shall be deemed to have conclusively waived any remedy under this Article 5 for all Title Defects not disclosed to Seller in a Notice under this Article 5 before January 31, 2003 and (b) Buyer waives any remedy against Seller under this Article 5 for Title Defects that do not exceed the Title Defect Hurdle Rate; provided, however, once such amount exceeds the Title Defect Hurdle Rate, Buyer shall be entitled to recover all amounts to which it is entitled in excess of the Title Defect Hurdle Rate.

         (D)      Upon timely delivery of a Notice by Buyer:

                  (i) within five (5) days after Seller's receipt of the Title Defects Notice, Seller shall notify Buyer whether Seller agrees with Buyer's claimed Title Defects and/or the proposed Title Defect Values therefore ("Seller's Response"). If Seller does not agree with any claimed Title Defect and/or the proposed Title Defect Value therefore, then the Parties shall enter into good faith negotiations and shall attempt to agree on such matters;

                  (ii) within five (5) days after Seller's notice of its cure of a Title Defect, Buyer shall notify Seller whether Buyer agrees with Seller's cure of a Title Defect ("Buyer's Response"). If Buyer does not agree with any such cure, then the Parties shall enter into good faith negotiations and shall attempt to agree on such matters;

                  (iii) if, within ten (10) days prior to Closing, the Parties cannot reach agreement concerning the existence of a Title Defect, Seller's proposed cure of a Title Defect, or a Title Defect Value, then upon either Party's request, the Parties shall mutually agree on and employ an attorney experienced in title examination in the state where the Assets are located, or any other professional mutually agreed upon by the Parties, ("Title Consultant") to resolve all points of disagreement relating to Title Defects and Title Defect Values; provided that Seller may elect not to proceed to Closing with regard to such Assets and adjust the Base Purchase Price in the amount of the Allocated Value and not submit such matter to the Title Consultant; and

                  (iv) if at any time any Title Consultant so chosen fails or refuses to perform hereunder, a new Title Consultant shall be chosen by the Parties. The cost of any such Title Consultant shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer. Each Party shall present a written statement of its position on the Title Defect and/or Title Defect Value in question to the Title Consultant within five (5) days after the Title Consultant is selected, and the Title Consultant shall make a determination of all points of disagreement in accordance with the terms and conditions of this Agreement within ten (10) business days of receipt of such position statements. The determination by the Title Consultant shall be conclusive and binding on the Parties, and shall be enforceable against any Party in any court of competent jurisdiction. Once the Title Consultant's determination has been expressed to both Parties, if applicable, Seller shall have five (5) days in which to advise Buyer in writing which of the options available to Seller under Section 5.5 that Seller elects regarding each of the Assets as to which the Title Consultant has made a determination.

5.5      Effect of Title Defect.

         (A) In the event Buyer provides Seller with a timely Notice and the Title Defects are valid and exceed the Title Defect Hurdle Rate, for those Title Defects not cured by Closing, Seller may, at its sole discretion:

                  (i) adjust the Base Purchase Price in the amount of the Title Defect Value of the Asset to which such Title Defect relates; provided that Seller shall not be obligated to adjust the Purchase Price in an amount in excess of such Asset's Allocated Value; or

                  (ii) elect to cure such Title Defect; provided, however, that if Title Defect has not been cured on or before July 31, 2003, Buyer shall reassign such Asset to Seller and concurrently therewith Seller shall pay to Buyer the Allocated Value of such Asset (net of all revenues received by Buyer less all expenses paid by Buyer) together with Interest on such amount from the Closing to the date of payment.

         (B) The diminution in value of an Asset attributable to a valid Title Defect (the "Title Defect Value") notified in a Notice shall be determined by the following:

                  (i) if the valid Title Defect asserted is that the actual Net Revenue Interest attributable to any Well is less than that stated in the applicable Exhibit with a proportionate decrease in the Working Interest, then the Title Defect Value is the product of the Allocated Value attributed to such Asset, multiplied by a fraction, the numerator of which is the difference between the Net Revenue Interest set forth in the applicable Exhibit and the actual Net Revenue Interest, and the denominator of which is the Net Revenue Interest stated in the applicable Exhibit; or

                  (ii) if the valid Title Defect represents an obligation, encumbrance, burden or charge upon the affected Asset (including any increase in Working Interest for which there is not a proportionate increase in Net Revenue Interest), the amount of the Title Defect Value is to be determined by taking into account the Allocated Value of the Asset, the portion of the Asset affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the affected Asset, and the Title Defect Values placed upon the Title Defect by Buyer and Seller.

                  Notwithstanding the above, in no event shall the total of the Title Defect Values related to a particular Asset exceed the Allocated Value of such Asset.

6.       ENVIRONMENTAL ASSESSMENT.

6.1 Physical Condition of the Assets. The Assets have been used for oil and gas drilling and production operations and possibly for the storage and disposal of waste materials or hazardous substances related to standard oil field operations. Physical changes in or under the Assets or adjacent lands may have occurred as a result of such uses. The Assets also may contain buried pipelines and other equipment, whether or not of a similar nature, the locations of which may not now be known by Seller or be readily apparent by a physical inspection of the Assets. Buyer understands that Seller does not have the requisite information with which to determine the exact nature or condition of the Assets nor the effect any such use has had on the physical condition of the Assets. Pursuant to the Safe Water Drinking and Toxic Enforcement Act of 1986, Buyer is hereby notified and assumes the risk that detectable amounts of chemicals known to cause cancer, birth defects and other reproductive harm may be found in, on or around the Assets although Seller is not aware that this is the case. Subject to the further provisions of this Agreement, Buyer shall assume the risk that the Assets may contain waste or contaminants and that adverse physical conditions, including the presence of waste or contaminants, may not have been revealed by Buyer's investigation. Except as otherwise provided in this Agreement, all responsibility and liability related to disposal, spills, waste or contamination on or below the Assets shall be transferred from Seller to Buyer.

         In addition, Buyer acknowledges that some oil field production equipment located on the Assets may contain asbestos and/or naturally occurring radioactive material ("NORM"). In this regard, Buyer expressly understands that NORM may affix or attach itself to inside of wells, materials and equipment as scale or in other forms, and that wells, materials and equipment located on the Assets described herein may contain NORM and that NORM-containing materials may be buried or have been otherwise disposed of on the Assets. Buyer also expressly understands that special procedures may be required for the removal and disposal of asbestos and NORM from the Assets where they may be found, and that Buyer assumes all liability when such activities are performed.

6.2      Inspection and Testing.

         (A) Buyer shall have the right, at its sole cost and risk, to conduct a Phase I environmental assessment of the Assets to the extent that Seller has the authority to grant such right to Buyer. Buyer shall provide to Seller any plan for such an environmental assessment prior to commencement of field work. Any data obtained shall be promptly provided to Seller, including any reports and conclusions. Seller and Buyer shall keep all information strictly confidential whether or not Closing occurs, except as may be required pursuant to any Environmental Laws or other legal requirements.

         (B) Buyer waives and releases all claims against Seller, its parent and subsidiary companies, and each of their respective directors, officers, employees, agents and other representatives and their successor and assigns (collectively, the "Seller Group"), for injury to or death of persons, or damage to property, arising in any way from the exercise of rights granted to Buyer under this Section 6.2 hereof, or the activities of Buyer or its employees, agents or contractors on the Assets pursuant to Section 6.2 hereof. BUYER SHALL INDEMNIFY THE SELLER GROUP AGAINST AND HOLD EACH AND ALL OF SAID INDEMNITEES HARMLESS FROM ANY AND ALL LOSSES WHATSOEVER ARISING OUT OF (I) ANY AND ALL STATUTORY OR COMMON LAW LIENS OR OTHER ENCUMBRANCES FOR LABOR OR MATERIALS FURNISHED IN CONNECTION WITH SUCH TESTS, SAMPLINGS, STUDIES OR SURVEYS AS BUYER MAY CONDUCT WITH RESPECT TO THE ASSETS; AND (II) ANY INJURY TO OR DEATH OF PERSONS OR DAMAGE TO PROPERTY OCCURRING IN, ON OR ABOUT THE ASSETS AS A RESULT OF SUCH EXERCISE OR ACTIVITIES UNDER THIS SECTION 6.2.

         (C) "Environmental Laws" means all applicable local, state, and federal laws, rules, regulations, and orders regulating or otherwise pertaining to: (i) the use, generation, migration, storage, removal, treatment, remedy, discharge, release, transportation, disposal, or cleanup of pollutants, contamination, hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants;
                  (ii) surface waters, ground waters, ambient air and any other environmental medium on or off any Lease; or (iii) the environment or health and safety-related matters; including the following as from time to time amended and all others whether similar or dissimilar: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil

                  Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984, the Hazardous Materials Transportation Act, as amended, the Toxic Substance Control Act, as amended, the Clean Air Act, as amended, the Clean Water Act, as amended, and all regulations promulgated pursuant thereto.

6.3 Notice of Adverse Environmental Conditions. No later than July 17, 2003, Buyer shall notify Seller in writing of any Adverse Environmental Condition with respect to the Assets. Such notice shall describe in reasonable detail the Adverse Environmental Condition and include the estimated Environmental Defect Value attributable thereto (the "Environmental Defect Notice"). Buyer shall not send such a notice to Seller unless (i) the Environmental Defect Value exceeds Fifty Thousand Dollars ($50,000.00) in each individual case; and (ii) the aggregate Environmental Defect Values of all Adverse Environmental Conditions satisfying the condition in clause (i) exceeds one and one-half percent 1-1/2%) of the Base Purchase Price (the "Environmental Defect Hurdle Rate"). The "Environmental Defect Value" attributable to any Adverse Environmental Condition shall be the estimated amount (net of Seller's interest) of all reasonable costs and claims associated with the existence, Remediation or correction of the Adverse Environmental Conditions, as reasonably determined and estimated by Buyer. The term "Adverse Environmental Condition" means (i) the failure of the Assets to be in compliance with all applicable Environmental Laws; (ii) the Assets being subject to any agreements, consent orders, decrees or judgments currently in existence based on any Environmental Laws that negatively impact the future use of any portion of the Assets or that require any change in the present conditions of any of the Assets; or
         (iii) the Assets being subject to any uncured notices of violations of or non-compliance with any applicable Environmental Laws. Subject to the other provisions of this Agreement, (a) Buyer also shall be deemed to have conclusively waived any rights under this Article 6 for all Adverse Environmental Conditions not disclosed to Seller before July 17, 2003 and (b) Buyer waives any remedy against Seller of any rights under this Article 6 for Adverse Environmental Conditions that do not exceed the Environmental Defect Hurdle Rate; provided, however, once such amount exceeds the Environmental Defect Hurdle Rate, Buyer shall be entitled to recover all amounts to which it is entitled in excess of the Environmental Defect Hurdle Rate.

6.4      Rights and Remedies for Adverse Environmental Conditions.

         (A) With respect to any Adverse Environmental Conditions affecting one or more of the Assets which exceed the Environmental Defect Hurdle Rate, Seller may on an Asset by Asset basis either (i) Remediate the Adverse Environmental Conditions, but Seller shall have no obligation to do so ; (ii) in the event the Environmental Defect Value exceeds the Allocated Value for such Asset, Buyer shall have the right to exclude such Asset from this Agreement, in which case Buyer shall reassign the Asset affected thereby to Seller, and Seller shall pay to Buyer an amount equal to the Allocated Value, (net of all revenues received by Buyer less all expenses paid by Buyer), together with Interest on such amounts from the Closing to the date of payment; provided, if Buyer so elects to exclude such Asset, Seller shall have the right to Remediate the Adverse Environmental Condition and such Asset shall be subject to this Agreement; provided, however, that if such Adverse Environmental Condition is not Remediated as of April 17, 2004, then the Asset shall be excluded from this Agreement with the same effect as set forth above in this clause (ii) above; (iii) with Buyer's approval, Seller shall indemnify Buyer for the Adverse Environmental Condition and proceed to Closing on the affected Assets without adjusting the Base Purchase Price, provided that Seller shall Remediate the Adverse Environmental Condition by April 17, 2004, and if such Remediation has not occurred by such date, Buyer may elect to exclude the affected Asset from the Agreement, in which case Buyer shall reassign the Asset to Seller with Buyer to receive concurrently therewith the consideration contemplated by clause (ii) above; or (iv) retain the affected Asset and reduce the Base Purchase Price by the Allocated Value of the affected Asset.

         (B) Subject to the provisions of Section 14.1 below, Buyer waives any Adverse Environmental Condition for which Buyer has received an adjustment to the Base Purchase Price in accordance with Section 6.4(A).

         (C) If the aggregate value of the Adverse Environmental Conditions (other than those (i) Remediated, (ii) for which the Base Purchase Price is adjusted, (iii) for which Buyer is indemnified or (iv) which are retained and thereby cause a reduction in the Base Purchase Price) equals or exceeds twenty-five percent (25%) of the Base Purchase Price, either Party may terminate this Agreement and neither Party shall have any further obligation to conclude the transfer of the Assets under this Agreement.

         (D) The term "Remediate" means, with respect to any valid Adverse Environmental Condition, the undertaking and completion of those actions and activities necessary to remediate such Adverse Environmental Condition to the degree sufficient that such Adverse Environmental Condition no longer constitutes an Adverse Environmental Condition as defined above. Seller shall promptly notify Buyer at such time as it believes that it has Remediated an Adverse Environmental Condition. Buyer shall promptly notify Seller whether it agrees such condition is Remediated. If Buyer fails to notify Seller of its determination with respect to such Remediation within thirty
                  (30) days following Seller's notice, such Adverse Environmental Condition shall be deemed Remediated.

         (E) If Seller and Buyer are unable to agree on the amount of the Environmental Defect Value within ten (10) days after Seller's receipt of the Environmental Defect Notice, any proposed Remediation of an Adverse Environmental Condition by Seller or that an Adverse Environmental Condition exists, has been Remediated or is required to be Remediated, then the dispute will be submitted to ENSR or another mutually acceptable company (the "Environmental Consultant") whose determination shall be final and binding upon the Parties and enforceable against any Party in a court of competent jurisdiction. Seller and Buyer shall each bear their respective costs and expenses incurred in connection with any such dispute, and one-half (1/2) of the fees, costs and expenses charged by the Environmental Consultant. Each Party shall present a written statement of its position on the Adverse Environmental Condition and/or the Environmental Defect Value in question to the Environmental Consultant within five (5) days after the Environmental Consultant is selected, and the Environmental Consultant shall make a determination of all points of disagreement in accordance with the terms and conditions of this Agreement within ten (10) business days of receipt of such position statements. Once the Environmental Consultant's determination has been expressed to both Parties, if applicable, Seller shall have five (5) days in which to advise Buyer in writing which of the options available to Seller under Section 6.4(A) Seller elects regarding each of the Assets as to which the Environmental Consultant has made a determination.

6.5 Remediation. Subject to Section 14.1, if Seller elects to Remediate an Adverse Environmental Condition or is required by a governmental or regulatory agency to Remediate an Adverse Environmental Condition, the following will govern the Remediation:

         (A) Seller shall be responsible for all negotiations and contacts with federal, state, and local agencies and authorities with regard to the Adverse Environmental Condition or Remediation. Buyer may not make any independent contacts with any agency, authority, or other third party with respect to the Adverse Environmental Condition or Remediation and shall keep all information regarding the Adverse Environmental Condition and Remediation confidential, except in each instance to the extent required by applicable law.

         (B) Seller shall Remediate the Adverse Environmental Condition to the level agreed upon by Seller and Buyer (or failing such agreement to the level determined by the Environmental Consultant), but in no event shall Seller be required to Remediate the Adverse Environmental Condition beyond the level required by the Environmental Laws in effect at the Effective Time.

         (C) Buyer shall grant and warrant reasonable access and entry to the Assets after Closing to Seller and third parties conducting assessments or Remediation, to the extent and as long as necessary to conduct and complete the assessment or Remediation work, to remove equipment and facilities, and to perform any other activities reasonably necessary in connection with assessment or Remediation.

         (D) Buyer shall use its reasonable commercial efforts not to interfere with Seller's ingress and egress or assessment or Remediation activities. Seller shall make reasonable efforts to perform the work so as to minimize disruption to Buyer's business activities. Seller waives and releases all claims against Buyer, its parent and subsidiary companies, and each of their respective directors, officers, employees, agents and other representatives and their successor and assigns (collectively, the "Buyer Group"), for injury to or death of persons, or damage to property, arising in any way from Seller's access to the Assets pursuant to this Section 6.5 hereof, or the activities of Seller or its employees, agents or contractors on the Assets pursuant to Section 6.5 hereof.

         (E) Seller shall continue Remediation of the Adverse Environmental Condition until the first of the following occurs:

                  (i) the appropriate governmental authorities provide notice to Seller or Buyer that no further Remediation of the Adverse Environmental Condition is required; or

                  (ii) the Adverse Environmental Condition has been Remediated to the level required by the Environmental Laws or as agreed by the Parties.

                  Upon the occurrence of either (i) or (ii) above, Seller shall notify Buyer that Remediation of the Adverse Environmental Condition is complete and provide a copy of the notification described in (i) above, if applicable. Upon completion of the Remediation and delivery of said notice, but subject to
                  Section 14.1, Seller shall be released from all liability and have no further obligations under any provisions of this Agreement in connection with such Adverse Environmental Condition.

         (F) Until Seller completes Remediation of an Adverse Environmental Condition, Seller and Buyer shall each notify the other of any pending or threatened claim, action, or proceeding by any authority or private party that relates to or would affect the environmental condition, the assessment, or the Remediation of the Assets.

         (G) After delivery of possession of the Assets or Closing (whichever occurs first) and before Seller has completed Remediation of an Adverse Environmental Condition, if a leak, spill, or discharge of any material or substance occurs on the Assets ("Occurrence"), which is not caused solely by Seller, Buyer shall promptly notify Seller and act promptly to minimize the effects of the Occurrence. If a spill, leak or discharge occurs and Seller determines that it may affect the area where Seller is conducting Remediation or assessment, Seller shall pay Buyer the cost that would have been incurred by Seller to complete the Remediation but for the Occurrence as agreed by the Parties (or as determined pursuant to Section 6.4). As consideration for this payment, Buyer shall accept the environmental condition of the Assets as they exist on the date of the payment, assume full responsibility for Remediating the Assets and related off-site contamination in accordance with this Agreement, and agree to release, not to sue, indemnify, hold harmless, and defend Seller as to claims and liabilities arising from the Occurrence.

         (H) If Seller undertakes Remediation as to any Assets in which Seller's ownership was less than one hundred percent (100%), Buyer shall bill, on behalf of Seller, the other working interest owners for their share of the Remediation expenses. If Buyer recoups any amount from the other working interest owners, Buyer shall pay to Seller, within sixty (60) days of receipt any amounts recouped by Buyer.

7.       REPRESENTATIONS AND WARRANTIES OF SELLER.

7.1 Seller's Representations and Warranties. Subject to the disclosures set forth in the Exhibits referred to in this Article 7, EPPOGC represents and warrants as to EPPOGC and the EPPOGC Assets, G&P represents and warrants as to G&P and the G&P Assets, EPDC represents and warrants as to EPDC and the EPDC Assets, Resources, L.P. represents and warrants as to Resources, L.P. and the Resources, L.P. Assets, USA, L.P. represents and warrants as to USA, L.P. and the USA, L.P, Assets and NORIC represents and warrants as to NORIC and the NORIC Assets, as follows:

         (A) Status. EPPOGC, G&P and EPDC are corporations duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Resources, L.P., USA, L.P. and NORIC are limited partnerships duly organized, validly existing and in good standing under the laws of the State of Delaware.

         (B) Corporate Authority. Seller owns the Assets and has the requisite power and authority to enter into this Agreement, to carry out the transactions contemplated hereby, to transfer the Assets in the manner contemplated by this Agreement, and to undertake all of the obligations of Seller set forth in this Agreement.

         (C) Validity of Obligations. The execution, delivery and performance of this Agreement and the performance of the transactions contemplated by this Agreement will not in any respect violate, nor be in conflict with, any provision of Seller's charter, by-laws or other governing documents, or any agreement or instrument to which Seller is a party or is bound, or any judgment, decree, order, statute, rule or regulation applicable to Seller (subject to governmental consents and approvals customarily obtained after the Closing). This Agreement constitutes legal, valid and binding obligations of Seller, enforceable in accordance with its terms.

         (D) AFE's. With respect to the joint, unit or other operating agreements relating to the Assets, to Seller's knowledge, except as set forth in Exhibit 7.1(D), there are no outstanding calls or payments under authorities for expenditures for payments relating to the Assets which exceed One Hundred Thousand Dollars ($100,000.00) (net to Seller's interest) and which are due or which Seller has committed to make which have not been made.

         (E) Contractual Restrictions. Except to the extent otherwise permitted by this Agreement, Seller has not entered into any contracts for or received prepayments, take-or-pay arrangements, buydowns, buyouts for Oil and Gas, or storage of the same relating to the Assets which Buyer shall be obligated to honor and make deliveries of Oil and Gas or pay refunds of amounts previously paid under such contracts or arrangements.

         (F) Retained Litigation. Except as set forth in Exhibit 7.1(F), there is no suit, claim or action pending, or to Seller's knowledge threatened, arising out of, or with respect to the ownership, operation or environmental condition of the Assets that would have a material adverse affect upon the Assets. Buyer shall assume no liability or obligation whatsoever (and Seller shall indemnify and hold Buyer harmless) with respect to the litigation set forth on
                  Exhibit 7.1(F) that accrue to periods prior to the Effective Time (the "Retained Litigation").

         (G) Permits and Consents. To Seller's knowledge, with respect to Assets, Seller (i) has acquired all material permits, licenses, approvals and consents from appropriate governmental bodies, authorities and agencies to conduct operations on the Assets in compliance with applicable laws, rules, regulations, ordinances and orders; (ii) is in material compliance with all such permits, licenses, approvals and consents and with applicable Environmental Laws; and (iii) has obtained or applied for all rights-of-way necessary to operate the Assets.

         (H) Broker's Fees. Seller shall retain the obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of the matters provided for in this Agreement and Buyer shall have no responsibility therefore.

         (I) Taxes. Except as set forth in Exhibit 7.1(I), (i) Seller has filed (with respect to the Assets) all material Tax returns that are due, (ii) all Taxes (with respect to the Assets) shown to be due on such returns have been paid, (iii) there is no dispute or claim concerning any Tax liability of the Seller (with respect to the Assets) claimed or raised by any Tax authority in writing, and (iv) there are no liens for Taxes on the Assets (except for Taxes which are not yet due or are being contested in good faith). For purposes of this Agreement, the term "Tax" or "Taxes" means any federal, state, local or tribal, income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), custom duties, capital stock, franchise, profits, withholding, social security (or similar excises), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

         (J) No Bankruptcy. There are no bankruptcy proceedings pending, being contemplated by, or to Seller's knowledge, based upon reasonable inquiry and investigation, threatened against Seller.

         (K) Agreements. All of the material agreements (the "Material Agreements") (excluding Leases) pertaining to the Assets are listed on Exhibit 7.1(K) and Seller is not in material default with regard to its obligations in any Material Agreement.

         (L) Prepayments. There are no agreements involving any prepayments for production or any agreements containing a "take or pay" clause or other provision requiring the delivery of oil, gas or other minerals produced from or allocated to any of the Assets at some future time without receiving full payment therefore at the time of delivery.

         (M) Hydrocarbon Sales Contracts. Except as set forth on Exhibit 7.1(K), there are no sales contracts or calls on production or options to purchase production or similar rights with respect to the Assets or to the production therefrom.

         (N)      Preferential Rights to Purchase. Except as set forth on
                  Exhibit 7.1(N), there are no preferential rights to purchase the Assets.

         (O) Compliance With Laws. To Seller's knowledge, with respect to the Assets, Seller has not received any notices of material violations of applicable laws. There are no proceedings, pending or threatened, challenging or seeking revocation or limitation of any permits, licenses, approvals and consents from appropriate governmental bodies, authorities and agencies necessary to conduct operations on the Assets in compliance with all applicable laws, rules, regulations, ordinances and orders.

         (P) Environmental. To Seller's knowledge, the Assets have been operated in material compliance with all Environmental Laws. Seller has not received notice of a material violation of an Environmental Law with respect to the Assets or Seller's activities thereon and Seller has not used the Assets as a landfill or for waste disposal, other than for such activities associated with normal oil field operations conducted in material compliance with Environmental laws.

         (Q) Liens and Encumbrances. Except for (i) the burdens and obligations created by or arising under the Leases and (ii) Permitted Encumbrances, there are no loan agreements, promissory notes, pledges, mortgages, guaranties, liens and similar liabilities (direct and indirect) which were secured by or constitute a lien or encumbrance on the Assets.

         (R) Equipment. All equipment included in the Assets has been maintained in an operable state of repair adequate to maintain normal operation of the Assets in a manner consistent with Seller's past practices.

         (S) Information. To Seller's knowledge, it has not furnished Buyer with incorrect information relating to the Assets, including, without limitation, information regarding production history and characteristics, operating and net revenue interests and prices currently being received for production.

         (T) Payments. To Seller's knowledge, it has made timely and complete payments for all taxes, royalties and other material financial obligations.

         (U) Plugging. To Seller's knowledge, none of the Wells on the Leases are currently required to be plugged and abandoned under the laws or regulations of any governmental entity.

         (V) Tax Partnerships. There are no tax partnerships covering, including or involving any of the Assets.

         (W) Payouts. To Seller's knowledge, the payout amounts reflected on Exhibit 7.1(W) ("Payouts") are complete and correct as of the date of this Agreement.

         (X)      Consents. To Seller's knowledge, the Consents reflected on
                  Exhibit 7.1(X) ("Consents") are all the consents required to transfer the Assets to Buyer

7.2      Scope of Representations of Seller.

         (A) Information About the Assets. Except as expressly set forth in this Agreement, Seller disclaims all liability and responsibility for any representation, warranty, statements or communications (orally or in writing) to Buyer, including any information contained in any opinion, information or advice that may have been provided to Buyer by any employee, officer, director, agent, consultant, engineer or engineering firm, trustee, representative, investment banker, financial advisor, partner, member, beneficiary, stockholder or contractor of Seller wherever and however made, including those made in any data room or internet site and any supplements or amendments thereto or during any negotiations with respect to this Agreement or any confidentiality agreement previously executed by the Parties with respect to the Asset. EXCEPT AS SET FORTH IN THIS ARTICLE 7 OF THIS AGREEMENT, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, STATUTORY OR IMPLIED, AS TO (i) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY DATA, INFORMATION OR RECORDS FURNISHED TO BUYER IN CONNECTION WITH THE ASSETS OR OTHERWISE CONSTITUTING A PORTION OF THE ASSETS;
                  (ii) THE PRESENCE, QUALITY AND QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSETS, INCLUDING WITHOUT LIMITATION SEISMIC DATA AND SELLER'S INTERPRETATION AND OTHER ANALYSIS THEREOF; (iii) THE ABILITY OF THE ASSETS TO PRODUCE HYDROCARBONS, INCLUDING WITHOUT LIMITATION PRODUCTION RATES, DECLINE RATES AND RECOMPLETION OPPORTUNITIES; (iv) ALLOWABLES, OR OTHER REGULATORY MATTERS; (v) THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS OR PROFITS, IF ANY, TO BE DERIVED FROM THE ASSETS; (vi) THE ENVIRONMENTAL CONDITION OF THE ASSETS; (vii) ANY PROJECTIONS AS TO EVENTS THAT COULD OR COULD NOT OCCUR; (viii) THE TAX ATTRIBUTES OF ANY ASSET; AND (ix) ANY OTHER MATTERS CONTAINED IN OR OMITTED FROM ANY INFORMATION OR MATERIAL FURNISHED TO BUYER BY SELLER OR OTHERWISE CONSTITUTING A PORTION OF THE ASSETS. ANY DATA, INFORMATION OR OTHER RECORDS FURNISHED BY SELLER ARE PROVIDED TO BUYER AS A CONVENIENCE AND BUYER'S RELIANCE ON OR USE OF THE SAME IS AT BUYER'S SOLE RISK.

         (B) Independent Investigation. Buyer has, or by Closing will have, made its own independent investigation, analysis and evaluation of the transactions contemplated by this Agreement (including Buyer's own estimate and appraisal of the extent and value of Seller's Oil and Gas reserves attributable to the Assets and an independent assessment and appraisal of the environmental risks and liabilities associated with the acquisition of the Assets). Buyer has had, or will have prior to Closing, access to all information necessary to perform its investigation and has not relied on any representations by Seller other than those expressly set forth in this Agreement. The representations and warranties contained herein shall not be affected by any such investigation, analysis or evaluation.

         (C) Waiver of Deceptive Trade Practices Acts. BUYER WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES ACT SECTION 17.41 et seq., TEXAS BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS, AND UNDER SIMILAR STATUTES ADOPTED IN OTHER STATES, TO THE EXTENT THEY HAVE APPLICABILITY TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. AFTER CONSULTATION WITH AN ATTORNEY OF ITS SELECTION, BUYER CONSENTS TO THIS WAIVER.

8.       REPRESENTATIONS AND WARRANTIES OF BUYER.

8.1 Buyer's Representations and Warranties. Buyer represents and warrants (which representations and warranties shall survive the Closing) as follows:

         (A) Status of Incorporation. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada.

         (B) Corporate Authority. Buyer has the corporate power and authority to enter into this Agreement, to carry out the transactions contemplated hereby and to undertake all of the obligations of Buyer set out in this Agreement.

         (C) Validity of Obligations. The execution, delivery and performance of this Agreement and the performance of the transactions contemplated by this Agreement will not in any respect violate, nor be in conflict with any provision of Buyer's charter, by-laws or other governing documents, or any agreement or instrument to which Buyer is a party or is bound, or any judgment, decree, order, statute, rule or regulation applicable to Buyer (subject to governmental consents and approvals customarily obtained after the Closing). This Agreement constitutes legal, valid and bonding obligations of Buyer, enforceable in accordance with its terms.

         (D) Qualification and Bonding. At Closing, Buyer will be in compliance with the bonding and liability insurance requirements in accordance with all applicable state or federal laws or regulations and that it is and henceforth will continue to be qualified to own any federal, Indian or state oil and gas leases that constitute part of the Assets.

         (E) Financing. At Closing, Buyer will have sufficient cash to enable it to pay the Purchase Price to Seller.

         (F) Broker's Fees. Buyer has incurred no obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of the matters provided for in this Agreement, and, if any such obligation or liability exists, it shall remain an obligation of Buyer, and Seller shall have no responsibility therefore.

         (G) No Knowledge of Sellers' Breach. As of the execution of this Agreement, Buyer has no knowledge of any breach by Seller of any representation or warranty of Seller, or of any other fact, event, condition or circumstance that would excuse Buyer from the timely performance of its obligations hereunder.

9. CERTAIN AGREEMENTS OF SELLER. Seller agrees and covenants that, unless Buyer shall have otherwise agreed in writing, the following provisions shall apply:

9.1 Maintenance of Assets. From the date of this Agreement until Closing, Seller agrees that, for those Wells which Seller operates, it shall:

         (A) Administer and operate the Wells in accordance with the applicable operating agreements and all applicable laws in all material respects.

         (B) Not introduce any new methods of management, operation or accounting with respect to any or all of the Assets.

         (C) Use commercially reasonable efforts to maintain and keep the Assets in full force and effect; and fulfill all contractual or other covenants, obligations and conditions imposed upon Seller with respect to the Assets, including, but not limited to, payment of royalties, delay rentals, shut-in gas royalties and any and all other required payments.

         (D) Except to the extent necessary or advisable to avoid forfeiture or penalties, not enter into agreements to drill new wells or to rework, plug back, deepen, plug or abandon any Well, nor commence any drilling, reworking or completing or other operations on the Leases which requires expenditures exceeding One Hundred Thousand Dollars ($100,000.00) (net to Seller's interest) for each operation (except for emergency operations and operations required under presently existing contractual obligations) without obtaining the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned); provided that the terms of this paragraph (D) shall not apply to any expenditures of Seller which will not be charged to Buyer.

         (E) Not voluntarily relinquish its position as operator to anyone other than Buyer with respect to any of the Wells or voluntarily abandon any of the Wells other than as required pursuant to the terms of a Lease or by regulation.

         (F) Not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned),
                  (i) enter into any agreement or arrangement (other than one constituting a Permitted Encumbrance) transferring, selling or encumbering any of the Assets (other than in the ordinary course of business, consistent with past practices, including ordinary course sales of production, inventory or salvage, or with respect to any Assets with a value less than One Hundred Thousand Dollars ($100,000.00) or pursuant to any Material Agreement;

                  (ii) grant any preferential or other right to purchase or agree to require the consent of any party not otherwise required to consent to the transfer and assignment of the Assets to Buyer; (iii) enter into any new sales contracts or supply contracts other than those based on spot market pricing which cannot be cancelled upon thirty (30) days prior notice; or (iv) incur or agree to incur any contractual obligation or liability (absolute or contingent) with respect to the Assets except as otherwise provided herein (including ordinary course sales of production, inventory or salvage or with respect to any Assets with a value less than One Hundred Thousand Dollars ($100,000.00) or pursuant to any disclosed AFEs covering the Assets).

         (G) To the extent known to Seller, provide Buyer with written notice of (i) any claims, demands, suits or actions made against Seller which materially affect the Assets affected thereby; or (ii) any proposal from a third party to engage in any material transaction (e.g., a farmout) with respect to the Assets.

9.2 Consents. Seller shall exercise reasonable commercial efforts to obtain all such permissions, approvals and consents by governmental authorities and others which are required to vest good and marketable title to the Assets in Buyer or as may be otherwise reasonably requested by Buyer. Seller is aware that certain Consents may not be obtained by Closing. Seller will execute all necessary or appropriate transfer orders (or letters in lieu thereof) designating Buyer as the appropriate party for payment effective as of the Effective Time. Any failure to obtain such permissions, approvals and consents that are required to vest good and marketable title to the Assets (other than as provided for in Article 5) shall be deemed a Title Defect and the procedures set forth in Section 5.5 shall apply.

9.3      Preferential Rights.

         (A) Seller agrees that it will (i) use reasonable efforts, consistent with industry practices in transactions of this type, to identify all preferential rights to purchase ("Preferential Rights") applicable to the transaction contemplated hereby, and the names and addresses of such parties holding the same, and (ii) request, from the parties so identified (and in accordance with the documents creating such rights), execution of waivers of Preferential Rights.

         (B) If the holder of a Preferential Right exercises such right, Seller shall tender to such party the required interest in the affected Asset at a price equal to the Allocated Value (reduced appropriately, as determined by mutual agreement of Buyer and Seller, if less than the entire Asset must be tendered), and to the extent that such Preferential Right is exercised and such interest in such Asset is actually sold to the party so exercising such right, such interest in the Asset will be deemed an Excluded Asset and shall be excluded from the transaction contemplated hereby and the Base Purchase Price will be adjusted downward by the Allocated Value.

         (C) If, on the Closing Date, the holder of a Preferential Right has not indicated whether or not it will exercise such Preferential Right and the time period within which the holder of the Preferential Right must exercise its right has not lapsed, then the Parties shall proceed with Closing on those Assets affected by the Preferential Right and Buyer shall assume the responsibility for conveying the Assets to the holder of the Preferential Right should the holder timely exercise its Preferential Right and shall be entitled to receive all consideration payable with respect thereto. BUYER AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER FROM AND AGAINST ANY AND ALL LOSSES ARISING OUT OF OR RELATING TO BUYER'S FAILURE TO COMPLY WITH THE TERMS OF SUCH PREFERENTIAL RIGHTS.

9.4 Hart-Scott-Rodino. Seller shall cooperate with Buyer in preparing and submitting, in a timely manner, all filings, if required, for Buyer in connection with the transactions contemplated by this Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the rules and regulations of the Federal Trade Commission thereunder. Buyer will bear the cost of the HSR Act filing fee made in accordance with this Section 9.4 and Section 10.4.

9.5 Records and Contracts. Seller shall have the right to make and retain copies of the Records and Contracts as Seller may desire prior to the delivery of the Records and Contracts to Buyer. Buyer, for a period of five (5) years after the Closing Date, shall make available to Seller (at the location of such Records and Contracts in Buyer's organization) access to such Records and Contracts as Buyer may have in its possession (or to which it may have access) upon written request of Seller, during normal business hours; provided, however, that Buyer shall not be liable to Seller for the loss of any Records or Contracts by reason of clerical error or inadvertent loss or destruction of Records or Contracts.

9.6 Operator Assistance. Seller shall use reasonable commercial efforts as requested by Buyer to assist Buyer in assuming operatorship of the Assets.

10. CERTAIN AGREEMENTS OF BUYER. Buyer agrees and covenants that unless Seller shall have consented otherwise in writing, the following provisions shall apply:

10.1 Plugging Obligation. At the Closing Buyer shall perform and assume all liability for the necessary and proper plugging and abandonment of all unplugged Wells, which are identified on Exhibit 1.1(A-2).

10.2 Plugging Bond. Buyer shall post, prior to Closing, the necessary bonds or letters of credit as required by the state in which the Leases are located for the plugging of all Wells, and provide Seller with a copy of same, and provide proof satisfactory to Seller that the applicable state has accepted such bonds or letters of credit as sufficient assurance to cover the plugging of all Wells and related matters. Further, Buyer shall provide to Seller copies of the approval by any applicable regulatory agencies concerning change of operatorship of the Wells.

10.3 Seller's Logos. Commencing no later than sixty (60) days after Closing, Buyer shall promptly cover or cause to be covered by decals or new signage any names and marks used by Seller, and all variations and derivatives thereof and logos relating thereto, from the Assets and shall not thereafter make any use whatsoever of such names, marks and logos.

10.4 Hart-Scott-Rodino. Buyer shall cooperate with Seller in preparing and submitting, in a timely manner, all filings, if required, for Seller in connection with the transactions contemplated by this Agreement under the HSR Act and the rules and regulations of the Federal Trade Commission thereunder. Buyer will bear the filing fee of the HSR Act filing made in accordance with Section 9.4 and this Section 10.4.

10.5 Like-Kind Exchanges. Buyer shall cooperate fully, as and to the extent reasonably requested by Seller, in connection with the transactions contemplated herein to make such modifications as may be necessary, but at no cost to Buyer, to qualify such transactions, in whole or in part, as a "like-kind" exchange pursuant to Section 1031 of the Code.

11. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. All obligations of Buyer under this Agreement are, at Buyer's election, subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

11.1 No Litigation. At the Closing, no suit, action or other proceeding instituted by a third party shall be pending before any court or governmental agency which attempts to prevent the occurrence of the transactions contemplated by this Agreement.

11.2 Representations and Warranties. All representations and warranties of Seller contained in this Agreement that are subject to a materiality qualifier shall be true in all respects as of the Closing and shall be deemed to have been remade on the Closing Date as if such representations and warranties were made as of the Closing Date (except for those representations or warranties that are subject to a materiality qualifier and that are expressly made only as of another specific date, which representations and warranties shall be true in all respects as of such other date), and those that are not subject to a materiality qualifier shall be true in all material respects (except for those representations and warranties that are not subject to a materiality qualifier and are expressly made only as of another specific date, which representations and warranties shall be true in all material respects as of such other date) and Seller shall have performed and satisfied in all material respects all covenants and fulfilled all conditions required by this Agreement to be performed and satisfied by Seller at or prior to the Closing.

11.3 Hart-Scott-Rodino Waiting Period. The necessary waiting period with respect to filings, if required, under the HSR Act and the regulations promulgated thereunder shall have expired or early terminated and the Closing can occur without violation thereof.

12. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER. All obligations of Seller under this Agreement are, at Seller's election, subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

12.1 No Litigation. At the Closing, no suit, action or other proceeding instituted by a third party shall be pending before any court or governmental agency which attempts to prevent the occurrence of the transactions contemplated by this Agreement.

12.2 Representations and Warranties. All representations and warranties of Buyer contained in this Agreement that are subject to a materiality qualifier shall be true in all respects as of the Closing and shall be deemed to have been remade on the Closing Date as if such representations and warranties were made as of the Closing Date (except for those representations or warranties that are subject to a materiality qualifier and that are expressly made only as of another specific date, which representations and warranties shall be true in all respects as of such other date), and those that are not subject to a materiality qualifier shall be true in all material respects (except for those representations and warranties that are not subject to a materiality qualifier and are expressly made only as of another specific date, which representations and warranties shall be true in all material respects as of such other date) and Buyer shall have performed and satisfied in all material respects all covenants and fulfilled all conditions required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing.

12.3 Hart-Scott-Rodino Waiting Period. The necessary waiting period with respect to filings, if required, under the HSR Act and the regulations promulgated thereunder shall have expired or early terminated and the Closing can occur without violation thereof.

13.      TERMINATION.

13.1 Causes of Termination. This Agreement and the transactions contemplated herein may be terminated:

         (A)      At any time by mutual consent of the Parties.

         (B) By either Party if the Closing shall not have occurred by December 31, 2002, despite the good faith reasonable efforts of the Parties, and if the Party desiring to terminate is not in breach of this Agreement.

         (C)      By either Party in the event of a Casualty Loss pursuant to
                  Section 15.1(B).

         (D) By either Party if less than seventy-five percent (75%) of the original Base Purchase Price set forth in Section 2.1 shall be transferred to Seller on the Closing Date.

         (E) By Buyer if, on the Closing Date, any of the conditions set forth in Article 11 hereof shall not have been satisfied or waived.

         (F) By Seller if, on the Closing Date, any of the conditions set forth in Article 12 hereof shall not have been satisfied or waived.

13.2 Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of this Article 13 or elsewhere in this Agreement, this Agreement shall become void and have no further force and effect and, except for the indemnities provided for in Sections 6.2(B) and 14.3, any breach of this Agreement prior to such termination and any continuing confidentiality requirement, neither Party shall have any further right, duty or liability to the other hereunder. Upon termination, Buyer agrees to use its best efforts to



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

         return to Seller or destroy, all materials, documents and copies thereof provided, obtained or discovered in the course of any due diligence investigations.

14.      INDEMNIFICATION.

14.1 INDEMNIFICATION BY SELLER. UPON CLOSING, SELLER SHALL, TO THE FULLEST EXTENT PERMITTED BY LAW, RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS BUYER GROUP FROM AND AGAINST THE FOLLOWING:

         (A) MISREPRESENTATIONS. ALL CLAIMS, DEMANDS, LIABILITIES, JUDGMENTS, LOSSES AND REASONABLE COSTS, EXPENSES AND ATTORNEYS' FEES (INDIVIDUALLY A "LOSS" AND COLLECTIVELY, THE "LOSSES") ARISING FROM THE BREACH BY SELLER OF ANY REPRESENTATION OR WARRANTY SET FORTH IN THIS AGREEMENT THAT SURVIVES CLOSING;

         (B) BREACH OF COVENANTS. ALL LOSSES ARISING FROM THE BREACH BY SELLER OF ANY COVENANT SET FORTH IN THIS AGREEMENT; AND

         (C) OWNERSHIP AND OPERATION. ALL LOSSES ARISING FROM THE OWNERSHIP AND OPERATION OF THE ASSETS PRIOR TO THE EFFECTIVE TIME DIRECTLY ASSOCIATED WITH THE FOLLOWING MATTERS:

                  (i)      DAMAGES TO PERSONS OR PROPERTY;

                  (ii) EXCEPT AS SET FORTH IN (iv) BELOW, THE VIOLATION BY SELLER OF ANY LAW OR REGULATION OR THE TERMS OF ANY AGREEMENT BINDING UPON SELLER;

                  (iii) CLAIMS OF SELLER'S CO-OWNERS, PARTNERS, JOINT VENTURERS AND OTHER PARTICIPANTS IN THE ASSETS;

                  (iv) All TAXES FOR ALL PERIODS UP TO CLOSING OTHER THAN TAXES WHICH, IF PAID BY SELLER, WOULD RESULT IN A PURCHASE PRICE ADJUSTMENT IN ITS FAVOR UNDER SECTION 2.2(A)(ii);

                  (v) THE INCORRECT PAYMENT OF OR FAILURE TO PAY ROYALTIES UNDER THE LEASES, OVERRIDING ROYALTIES AND OTHER NON-COST BEARING INTERESTS;

                  (vi) NON-COMPLIANCE WITH ENVIRONMENTAL LAWS AND ADVERSE ENVIRONMENTAL CONDITIONS;

                  (vii) ANY DISPOSAL OF WASTES OFF THE PROPERTY IN VIOLATION OF APPLICABLE ENVIRONMENTAL LAWS OR WHICH RESULTS IN LIABILITY UNDER APPLICABLE ENVIRONMENTAL LAWS AND ANY CLAIMS BY THIRD PARTIES RELATING TO ADVERSE ENVIRONMENTAL CONDITIONS FOR WHICH A PURCHASE PRICE ADJUSTMENT HAS BEEN MADE, OR WHICH HAS BEEN REMEDIATED BY SELLER IN RESPONSE TO AN ENVIRONMENTAL DEFECT NOTICE (OR OTHERWISE WHICH FORMS A PART OF THE CALCULATION OF THE ENVIRONMENTAL DEFECT HURDLE RATE IF SUCH ENVIRONMENTAL DEFECT HURDLE RATE HAS BEEN SATISFIED).

         (D) All Losses relating to Assets which may be reconveyed to Seller pursuant to the provisions of this Agreement, other than Losses attributable to Buyer's actions from the Closing Date to the date of such reconveyance.

         (E) Notwithstanding the above, the following limitations shall apply to Seller's indemnification obligations:

                  (i) Seller shall not be obligated to indemnify Buyer for any Loss unless Buyer has delivered a written notice of such Loss within the Survival Period (as defined below) applicable to such Loss. Seller shall have no liability to Buyer with respect to any matter resulting in a Loss for which Seller does not receive written notice with respect to such matter before the end of the Survival Period. The "Survival Period" applicable to Losses shall mean:

                           (1) With regard to a breach of representations and warranties relating to Taxes, for a period ending ninety (90) days following the expiration of the statute of limitations applicable to the underlying Tax matter giving rise to that claim. All of the other representations and warranties by Seller in this Agreement shall survive the Closing for a period of twelve (12) months;

                           (2)      With regard to the matters covered by
                                    Section 14.1(C)(i) through (iii), for a
                                    period of twelve (12) months after Closing;
                                    and

                           (3) With regard to a breach of covenants and the matters covered by Section 14.1(C)(iv), (v) and (vii) and 14.1(D), an indefinite period following the Closing;

                           (4) The matters covered by Section 14.1(C)(vi) shall survive until July 17, 2003.

                  (ii) The indemnification obligations of Seller pursuant to this Agreement shall be limited to actual Losses and shall not include incidental, consequential, indirect, punitive, or exemplary Losses or damages, except to the extent that a third party may be awarded such damages;

                  (iii) Seller's aggregate liabilities and obligations under this Article 14 shall not exceed twenty-five percent (25%) of the Base Purchase Price; provided liabilities and obligations related to Taxes and matters covered by Sections 14.1(C)(iv), (v) or
                           (vii), 14.1(D) and 15.6(E) are neither subject to the foregoing limitation nor included in calculating the twenty-five percent (25%) cap, nor the Threshold Amount;

                  (iv) Subject to paragraph (iii) above, Seller shall have no liability or obligation for any Losses, unless and until the aggregate Losses for which Buyer is entitled to recover under this Agreement exceeds one and one-half percent (1-1/2%) of the Base Purchase Price (the "Threshold Amount"); provided, however, once such amount exceeds the Threshold Amount, the Buyer Group will be entitled to recover all amounts to which they are entitled in excess of the Threshold Amount;

                  (v) Seller shall have no liability in excess of the Allocated Value for an Asset, less any prior adjustments to the Base Purchase Price for that particular Asset, for any Losses associated with the claim that Seller does not have good and marketable title associated with that particular Asset;

                  (vi) The amount of Losses required to be paid by Seller to indemnify Buyer pursuant to this Agreement shall be reduced to a mutually agreeable amount actually received by Buyer pursuant to the terms of the insurance policies (if any) covering such claim received by Buyer;

                  (vii) Buyer acknowledges and agrees that if the Closing occurs, the indemnification provisions in this
                           Article 14 and the termination rights in Article 13 shall be the exclusive remedies of Buyer with respect to the transactions contemplated by this Agreement

14.2 INDEMNIFICATION BY BUYER. UPON CLOSING, BUYER SHALL TO THE FULLEST EXTENT PERMITTED BY LAW, RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS SELLER GROUP FROM AND AGAINST THE FOLLOWING:

         (A) MISREPRESENTATIONS. ALL LOSSES ARISING FROM THE BREACH BY BUYER OF ANY REPRESENTATION OR WARRANTY SET FORTH IN THIS AGREEMENT;

         (B) BREACH OF COVENANTS. ALL LOSSES ARISING FROM THE BREACH BY BUYER OF ANY COVENANT SET FORTH IN THIS AGREEMENT; AND

         (C) OWNERSHIP AND OPERATION. ALL LOSSES ARISING FROM THE ASSUMED LIABILITIES, AND THE OWNERSHIP AND OPERATION OF THE ASSETS AFTER THE EFFECTIVE TIME, INCLUDING, WITHOUT LIMITATION, TAXES ATTRIBUTABLE TO THE ASSETS OTHER THAN TAXES DESCRIBED IN
                  SECTION 14.1(C)(iv).

         (D) EXCLUSIVE REMEDIES. SELLER ACKNOWLEDGES AND AGREES THAT IF THE CLOSING OCCURS, THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE 14 AND THE TERMINATION RIGHTS IN ARTICLE 13 SHALL BE THE EXCLUSIVE REMEDIES OF SELLER WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

14.3 PHYSICAL INSPECTION. BUYER INDEMNIFIES AND AGREES TO RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS THE SELLER GROUP FROM AND AGAINST ANY AND ALL LOSSES ARISING FROM BUYER'S INSPECTING AND OBSERVING THE ASSETS, INCLUDING (A) LOSSES FOR PERSONAL INJURIES TO OR DEATH OF EMPLOYEES OF THE BUYER, ITS CONTRACTORS, AGENTS, CONSULTANTS AND REPRESENTATIVES, AND DAMAGE TO THE PROPERTY OF BUYER OR OTHERS ACTING ON BEHALF OF BUYER; AND (B) LOSSES FOR PERSONAL INJURIES TO OR DEATH OF EMPLOYEES OF THE SELLER GROUP OR THIRD PARTIES, AND DAMAGE TO THE PROPERTY OF THE SELLER GROUP OR THIRD PARTIES. THE FOREGOING INDEMNITY INCLUDES, AND THE PARTIES INTEND IT TO INCLUDE, AN INDEMNIFICATION OF THE SELLER GROUP FROM AND AGAINST LOSSES ARISING FROM SUCH INSPECTIONS TO THE EXTENT ARISING OUT OF OR RESULTING, IN WHOLE OR PART, FROM THE CONDITION OF THE ASSETS OR THE SELLER GROUP'S SOLE, JOINT, COMPARATIVE, OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR FAULT.

14.4 Notification. As soon as reasonably practical after obtaining knowledge thereof, the indemnified Party shall notify the indemnifying Party of any claim or demand which the indemnified Party has determined has given or could give rise to a claim for indemnification under this
         Article 14. Any delay by an indemnified Party in providing such notice shall not affect the obligation of the indemnifying Party, except to the extent that the indemnifying Party shall be actually prejudiced thereby. Such notice shall specify the agreement, representation or warranty with respect to which the claim is made, the facts giving rise to the claim and the alleged basis for the claim, and the amount (to the extent then determinable) of liability for which indemnity is asserted. In the event any action, suit or proceeding is brought with respect to which a Party may be liable under this Article 14, the defense of the action, suit or proceeding (including all settlement negotiations and arbitration, trial, appeal, or other proceeding) shall be at the discretion of and conducted by the indemnifying Party. An indemnified Party shall have the right to be represented by its own counsel at its own expense in any such action, suit or proceeding, and if an indemnified Party is named as the defendant in any action, suit or proceeding, it shall be entitled to have its own counsel and defend such action, suit or proceeding with respect to itself at its own expense. Should the indemnifying Party not undertake the defense of such matter, the indemnified Party may elect to defend such matter as it deems proper, and under such circumstances shall be entitled to settle and



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

         compromise any such matter as it may deem reasonable under the circumstances and such settlement and compromise shall be binding on the indemnifying Party. Subject to the foregoing provisions of this
         Article 14, including the provisions in the preceding sentence, neither Party shall, without the other Party's written consent, settle, compromise, confess judgment or permit judgment by default in any action, suit or proceeding if such action would create or attach any liability or obligation to the other Party. The Parties agree to make available to each other, and to their respective counsel and accountants, all information and documents reasonably available to them which relate to any action, suit or proceeding, and the Parties agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

15.      MISCELLANEOUS.

15.1     Casualty Loss.

         (A) An event of casualty means volcanic eruptions, acts of God, terrorist action, fire, explosion, earthquake, wind storm, flood, drought, condemnation, the exercise of any right of eminent domain, confiscation and seizure (a "Casualty"). A Casualty does not include depletion due to normal production and depreciation or failure of equipment or casing.

         (B) If, prior to Closing, a Casualty occurs (or Casualties occur) which results in a reduction in the value of the Assets in excess of ten percent (10%) of the Base Purchase Price ("Casualty Loss"), Buyer or Seller may elect to terminate this Agreement. If this Agreement is not so terminated, then this Agreement shall remain in full force and effect notwithstanding any such Casualty Loss, and, upon agreement of the Parties, (i) Seller may retain such Asset and such Asset shall be the subject of an adjustment to the Base Purchase Price in the same manner set forth in Section 5.5 hereof, or
                  (ii) at the Closing, Seller shall pay to Buyer all sums paid to Seller by reason of such Casualty Loss; provided, however, that the Base Purchase Price shall not be adjusted by reason of such payment, and Seller shall assign, transfer and set over unto Buyer all of the right, title and interest of Seller in and to such Asset and any unpaid awards or other payments arising out of such Casualty Loss.

         (C) For purposes of determining the diminution in value of an Asset as a result of a Casualty Loss, the Parties shall use the same methodology as applied in determining the diminution in value of an Asset as a result of a Title Defect as set forth in Section 5, but such adjustment shall be made at the Closing rather than in the time period set forth in such
                  Section 5.5.

15.2     Confidentiality.

         (A) Prior to Closing, to the extent not already public, Buyer shall exercise all due diligence in safeguarding and maintaining secure all engineering, geological and geophysical data, seismic data, reports and maps, the results and findings of Buyer with regard to its due diligence associated with the Assets (including without limitation with regard to due diligence associated with environmental and title matters) and other data relating to the Assets (collectively, the "Confidential Information"). Buyer acknowledges that, prior to Closing, all Confidential Information shall be treated as confidential and shall not be disclosed to third parties without the prior written consent of Seller .

         (B) In the event of termination of this Agreement for any reason, Buyer shall not use or knowingly permit others to use such Confidential Information in a manner detrimental to Seller, and will not disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, except to Seller or to a governmental agency pursuant to a valid subpoena or other order or pursuant to applicable governmental regulations, rules or statutes.

         (C) The undertaking of confidentiality shall not diminish or take precedence over any separate confidentiality agreement between the Parties. Should this Agreement terminate, such separate confidentiality agreement shall remain in full force and effect.

         (D) Notwithstanding the foregoing, Buyer may disclose financial information (including pro forma financial information) with respect to the Assets if required by law or listing requirements (including in connection with the issuance of securities).

15.3 Competition. Buyer acknowledges that Seller may presently own interests or have leads, prospects, information or ideas on properties or leaseholds adjacent to, adjoining or in the vicinity of the Assets. Seller shall not be prohibited in any way from competing with Buyer or pursuing any activity or business opportunity on property not being transferred to Buyer pursuant to this Agreement.

15.4 Notice. Any notice, request, demand, or consent required or permitted to be given hereunder shall be in writing and delivered in person or by certified letter, with return receipt requested or by prepaid overnight delivery service, or by facsimile addressed to the Party for whom intended at the following addresses:

         SELLER:

                  El Paso Production Oil & Gas Company
                  Nine Greenway Plaza, Suite 2928
                  Houston, Texas 77046
                  Attn: Gregory W. Hutson
                  Tel:  (832) - 676-7817
                  Fax:  (832) - 676-1353

         BUYER:

                  Westport Resources Corporation
                  1670 Broadway, Suite 2800
                  Denver, Colorado 80202
                  Attn: Barth E. Whitham
                  Tel:  (303) 573-5404
                  Fax:  (303) 573-5609

                  or at such other address as any of the above shall specify by like notice to the other.

15.5 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its or its affiliates' publicly-traded securities (in which case the disclosing Party shall use all reasonable efforts to advise the other Party, and give the other Party an opportunity to comment on the proposed disclosure, prior to making the disclosure).

15.6     Employees.

         (A)      Buyer shall offer employment to the employees set forth on
                  Exhibit 15.6(A-1), such employment to commence on the day after the Closing Date. Buyer also has the option (but no obligation) to offer employment to the employees set forth in
                  Exhibit 15.6(A-2). All such employees accepting such offer (the "Employees") shall be retained by Buyer for a period of at least twelve (12) months following the Closing Date, unless the employee earlier resigns or is terminated for cause (in which event such terminated Employee shall receive no severance package). In the event Buyer terminates an Employee without cause prior to the end of such twelve (12) month period, Buyer shall give such Employee a one (1) year severance package from the date of such termination.

         (B) All Employees shall receive a base salary or hourly wage at least equal to his or her base salary or hourly wage level in effect on the Closing Date.

         (C) Buyer shall extend, on the day after the Closing Date, Buyer's then-existing employee benefit plans to all the Employees to the extent that such employees would otherwise be eligible to participate in such plans, such eligibility to be determined as set forth in the following sentence. For all purposes of extending benefit plans of Buyer following the Closing Date to any Employee: (i) service with the Seller or its affiliates by such Employee prior to the Closing Date shall be credited for eligibility and vesting purposes, and for purposes of qualifying for additional benefits or contribution levels based on periods of service under any such plans, but not for benefit accrual purposes, and (ii) with respect to any benefit plans in which such Employee may participate, Buyer shall use reasonable efforts to cause such plans to provide credit for any co-payments or deductibles by such Employee and waive all pre-existing condition exclusions and waiting periods, other than limitations or waiting periods that have not been satisfied under applicable benefit plans maintained by Seller for such Employees prior to the Closing Date. Buyer shall provide vacation and sick leave days to Employees on a pro-rated basis for the remaining portion of 2002 and for future years based on Buyer's applicable plan, but recognizing in such determination service with Seller or its affiliates prior to the Closing Date.

         (D) As of the Closing Date, Buyer shall assume all liabilities and obligations relating to any Employee that relate to the period of time following the Closing Date and shall indemnify Seller, against any and all losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys and experts and costs of investigation), liabilities, damages, demands, suits, claims and sanctions of every kind and character (including civil fines) arising from, related to or reasonably incident to matters indemnified against in this section.

         (E) Seller shall retain all liabilities and obligations relating to any Employee that relate to the period of time prior to the Closing Date and shall indemnify Buyer against any and all losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys and experts and costs of investigation, liabilities, damages, demands, suits, claims and sanctions of every kind and character (including civil fines) arising from, related to or reasonably incident to matters indemnified against in this section.

         (F) Except for those Employees set forth in Exhibit 15.6(A-1) and (A-2), Buyer shall not for a period of eighteen (18) months, without the prior written consent of Seller, directly or indirectly solicit for employment any person who is now employed by Seller or its affiliates involved in the exploration and production business in an executive, management, technical or professional position or otherwise considered by Seller to by a key employee; provided, however, notwithstanding the foregoing, Buyer may hire such employees who contact the Buyer for employment as a result of general advertising by Buyer.

15.7 COMPLIANCE WITH EXPRESS NEGLIGENCE TEST. THE PARTIES AGREE THAT THE INDEMNIFICATION OBLIGATIONS OF THE INDEMNIFYING PARTY SHALL BE WITHOUT REGARD TO THE NEGLIGENCE OR STRICT LIABILITY OF THE INDEMNIFIED PERSON(S), WHETHER THE NEGLIGENCE OR STRICT LIABILITY IS ACTIVE, PASSIVE, JOINT, CONCURRENT OR SOLE.

15.8 Governing Law. This Agreement is governed by and must be construed according to the laws of the State of Utah, excluding any conflicts-of-law rule or principle that might apply the law of another jurisdiction. All disputes related to this Agreement shall be submitted to the jurisdiction of the courts of the State of Utah and venue shall be in the civil district courts of Salt Lake City, Utah.

15.9 Exhibits. The Exhibits attached to this Agreement are incorporated into and made a part of this Agreement.

15.10    Fees, Expenses, Taxes and Recording.

         (A) Each Party shall be solely responsible for all costs and expenses incurred by it in connection with this transaction (including, but not limited to fees and expenses of its counsel and accountants) and shall not be entitled to any reimbursements from the other Party, except as otherwise provided in this Agreement.

         (B) Buyer shall file all necessary Tax returns and other documentation with respect to all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees, and, if required by applicable law, Seller shall join in the execution of any such Tax returns and other documentation. Notwithstanding anything set forth in this Agreement to the contrary, Buyer shall pay any transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees incurred in connection with this Agreement and the transactions contemplated hereby.

         (C) Buyer shall, at its own cost, promptly record all instruments of conveyance and sale in the appropriate office of the state and county in which the lands covered by such instrument are located. Buyer shall promptly file for and obtain the necessary approval of all federal, Indian, tribal or state government agencies to the assignment of the Assets. The assignment of any state, federal or Indian tribal oil and gas leases shall be filed in the appropriate governmental offices on a form required and in compliance with the applicable rules of the applicable government agencies. Buyer shall supply Seller with a true and accurate photocopy reflecting the recording information of all the recorded and filed assignments within a reasonable period of time after their recording and filing.

15.11 Assignment. Neither this Agreement nor any part hereof may be assigned by either Party without the prior written consent of the other Party; provided, however, upon notice to the other Party, either Party shall have the right without prior approval to assign either this Agreement or any of its rights, interests or obligations hereunder to a qualified intermediary in connection with any transaction described in Section 10.5, but no such assignment shall relieve the other Party from any of its obligations or liabilities under this Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. It is recognized that Buyer, without limiting its obligations under this Agreement, may designate any affiliated parties to receive assignment of all or any portion of the Assets.

15.12 Entire Agreement. This Agreement constitutes the entire agreement reached by the Parties with respect to the subject matter hereof, superseding all prior negotiations, discussions, agreements and understandings, whether oral or written, relating to such subject matter, except that the Confidentiality Agreement dated October 2, 2002, between El Paso Production Company and Buyer shall remain in full force and effect in accordance with its terms through and until the Closing.

15.13 Severability. In the event that any one or more covenants, clauses or provisions of this Agreement shall be held invalid or illegal, such invalidity or unenforceability shall not affect any other provisions of this Agreement.

15.14 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

15.15 Counterpart Execution. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

15.16 Waiver of Certain Damages. Each of the Parties hereby waives and agrees not to seek consequential or punitive damages with respect to any claim, controversy, or dispute arising out of or relating to this Agreement or the breach thereof except to the extent awarded to a third party.

15.17 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument in writing signed by both parties. Any party hereto may, only by an instrument in writing, waive compliance by another party with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.



                             -SIGNATURE PAGES FOLLOW

Executed as of the day and year first above written.


                             SELLER:

                             EL PASO PRODUCTION OIL & GAS COMPANY


                             By:        /s/ GREGORY W. HUTSON
                                -----------------------------------------------
                                            Gregory W. Hutson
                                            Senior Vice President


                             EL PASO DRILLING COMPANY


                             By:        /s/ GREGORY W. HUTSON
                                -----------------------------------------------
                                            Gregory W. Hutson
                                            Senior Vice President


                             EL PASO OIL & GAS RESOURCES COMPANY, L.P.
                             By: El Paso Production Oil & Gas Company,
                                 Its General Partner


                             By:        /s/ GREGORY W. HUTSON
                                -----------------------------------------------
                                            Gregory W. Hutson
                                            Senior Vice President


                             EL PASO PRODUCTION OIL & GAS COMPANY, U.S.A., L.P.
                             By: El Paso Production Oil & Gas Company,
                                 Its General Partner


                             By:        /s/ GREGORY W. HUTSON
                                -----------------------------------------------
                                            Gregory W. Hutson
                                            Senior Vice President

                             EL PASO FIELD OPERATIONS COMPANY


                             By:    /s/ D. MARK LELAND
                                -----------------------------------------------
                             Name:  D. Mark Leland
                                  ---------------------------------------------
                             Title: Senior Vice President and CFO
                                   --------------------------------------------

                             CIG FIELD SERVICES COMPANY

                             By:    /s/ D. MARK LELAND
                                -----------------------------------------------
                             Name:  D. Mark Leland
                                  ---------------------------------------------
                             Title: Senior Vice President and CFO
                                   --------------------------------------------

                             NORIC, L.P.
                             By:  Palomino, L.L.C.
                                  Its General Partner


                             By:     /s/ GREGORY W. HUTSON
                                -----------------------------------------------
                                         Gregory W. Hutson
                                         Senior Vice President

                        BUYER:

                             WESTPORT RESOURCES CORPORATION


                             By:     /s/ BARTH E. WHITHAM
                                -----------------------------------------------
                                         Barth E. Whitham
                                         President and COO

                                   UNDERTAKING

EL PASO PRODUCTION COMPANY hereby irrevocably and unconditionally guarantees the performance by all Sellers of their obligations under this Agreement.


                             EL PASO PRODUCTION COMPANY


                             By:     /s/ GREGORY W. HUTSON
                                -----------------------------------------------
                                         Gregory W. Hutson
                                         Senior Vice President